Exhibit 99.2

E. I. du Pont de Nemours and Company

Index to the Consolidated Financial Statements

Page(s)
Consolidated Financial Statements:
Management’s Reports on Responsibility for Financial Statements and Internal Control over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm — Successor	F-3
Report of Independent Registered Public Accounting Firm — Predecessor	F-5

Consolidated Statements of Operations for the year ended December 31, 2018, the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the year ended December 31, 2016

F-6

Consolidated Statements of Comprehensive (Loss) Income for the year ended December 31, 2018, the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the year ended December 31, 2016

F-7
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	F-8

Consolidated Statements of Cash Flows for the year ended December 31, 2018, the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the year ended December 31, 2016

F-9

Consolidated Statements of Equity for the year ended December  31, 2018, the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the year ended December 31, 2016

F-10
Notes to the Consolidated Financial Statements	F-11

Management’s Reports on Responsibility for Financial Statements and Internal Control over Financial Reporting

Management’s Report on Responsibility for Financial Statements

Management is responsible for the Consolidated Financial Statements and the other financial information contained in this Annual Report on Form 10-K. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are considered by management to present fairly the company’s financial position, results of operations and cash flows. The financial statements include some amounts that are based on management’s best estimates and judgments. The financial statements have been audited by the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The purpose of their audit is to express an opinion as to whether the Consolidated Financial Statements included in this Annual Report on Form 10-K present fairly, in all material respects, the company’s financial position, results of operations and cash flows in conformity with GAAP. Their reports are presented on the following pages.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The company’s internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

ii.

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorization of management and directors of the company; and

iii.

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting has certain inherent limitations which may not prevent or detect misstatements. In addition, changes in conditions and business practices may cause variation in the effectiveness of internal controls.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2018, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (2013). Based on its assessment and those criteria, management concluded that the company maintained effective internal control over financial reporting as of December 31, 2018.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the effectiveness of the company’s internal control over financial reporting as of December 31, 2018, as stated in their report, which is presented on the following pages.

Edward D. Breen Chair of the Board and Chief Executive Officer	Gregory R. Friedman Vice President and Chief Financial Officer

February 11, 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

E. I. du Pont de Nemours and Company

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of E. I. du Pont de Nemours and Company and its subsidiaries (Successor) (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows for the year ended December 31, 2018 and for the period September 1, 2017 through December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period September 1, 2017 through December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 11, 2019

We have served as the Company’s auditor since 1954.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

E. I. du Pont de Nemours and Company

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of operations, comprehensive income, equity and cash flows of E. I. du Pont de Nemours and Company and its subsidiaries (Predecessor) (the “Company”) for the period January 1, 2017 through August 31, 2017, and for the year ended December 31, 2016, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period January 1, 2017 through August 31, 2017, and for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 15, 2018, except for the change in the manner in which the Company accounts for net periodic pension and postretirement benefit costs discussed in Note 2 to the consolidated financial statements, as to which the date is February 11, 2019

We have served as the Company’s auditor since 1954.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
(In millions, except per share amounts)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Net sales	$26,279	$7,053	$17,281	$23,209
Cost of goods sold	18,182	6,240	10,052	13,937
Other operating charges			504	667
Research and development expense	1,524	492	1,022	1,496
Selling, general and administrative expenses	3,853	1,141	3,222	4,127
Amortization of intangibles	1,281	389
Restructuring and asset related charges —net	485	180	323	556
Integration and separation costs	1,375	314
Goodwill impairment charge	4,503	—	—	—
Sundry income (expense) — net	543	224	(113)	667
Loss on early extinguishment of debt	81	—	—	—
Interest expense	331	107	254	370

(Loss) income from continuing operations before income taxes	(4,793)	(1,586)	1,791	2,723

Provision for (benefit from) income taxes on continuing operations	220	(2,673)	149	641

(Loss) income from continuing operations after income taxes	(5,013)	1,087	1,642	2,082

(Loss) income from discontinued operations after income taxes	(5)	(77)	119	443

Net (loss) income	(5,018)	1,010	1,761	2,525

Net income attributable to noncontrolling interests	11	—	20	12

Net (loss) income attributable to Historical DuPont	$(5,029)	$1,010	$1,741	$2,513

Basic earnings per share of common stock:

Basic earnings per share of common stock from continuing operations			$1.86	$2.36

Basic earnings per share of common stock from discontinued operations			0.13	0.51

Basic earnings per share of common stock			$2.00	$2.87

Diluted earnings per share of common stock:

Diluted earnings per share of common stock from continuing operations			$1.85	$2.35

Diluted earnings per share of common stock from discontinued operations			0.13	0.50

Diluted earnings per share of common stock			$1.99	$2.85

See Notes to the Consolidated Financial Statements beginning on page F-11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Net (loss) income	$(5,018)	$1,010	$1,761	$2,525
Other comprehensive (loss) income — net of tax:
Unrealized gains on investments	—	—	—	20
Cumulative translation adjustments	(1,512)	(454)	1,042	(510)
Adjustments to pension benefit plans	(718)	128	247	323
Adjustments to other benefit plans	132	(53)	10	(379)
Derivative instruments	(24)	(2)	(10)	31

Total other comprehensive (loss) income	(2,122)	(381)	1,289	(515)
Comprehensive (loss) income	(7,140)	629	3,050	2,010

Comprehensive income attributable to noncontrolling interests — net of tax	11	—	20	12

Comprehensive (loss) income attributable to Historical DuPont	$(7,151)	$629	$3,030	$1,998

See Notes to the Consolidated Financial Statements beginning on page F-11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$4,466	$7,250
Marketable securities	34	952
Accounts and notes receivable — net	5,534	5,239
Inventories	7,407	8,633
Other current assets	1,165	981

Total current assets	18,606	23,055

Investment in nonconsolidated affiliates	1,381	1,595
Property, plant and equipment	13,906	12,878
Less: Accumulated depreciation	1,720	443

Net property, plant and equipment	12,186	12,435

Goodwill	40,686	45,589
Other intangible assets	26,053	27,726
Deferred income taxes	303	480
Other assets	1,810	2,084

Total Assets	$101,025	$112,964

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$2,160	$2,779
Accounts payable	4,982	4,831
Income taxes payable	66	149
Accrued and other current liabilities	4,233	4,384

Total current liabilities	11,441	12,143

Long-Term Debt	5,812	10,291
Other Noncurrent Liabilities
Deferred income tax liabilities	5,381	5,836
Pension and other post employment benefits — noncurrent	6,683	7,787
Other noncurrent obligations	1,620	1,975

Total noncurrent liabilities	19,496	25,889

Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, without par value — cumulative; 23,000,000 shares authorized; issued at December 31, 2018 and December 31, 2017:
$4.50 Series — 1,673,000 shares (callable at $120)	169	169
$3.50 Series — 700,000 shares (callable at $102)	70	70
Common stock, $0.30 par value; 1,800,000,000 shares authorized; issued at December 31, 2018 and December 31, 2017 — 100	—	—
Additional paid-in capital	79,790	74,727
(Accumulated deficit) retained earnings	(7,669)	175
Accumulated other comprehensive loss	(2,503)	(381)
Total Historical DuPont stockholders’ equity	69,857	74,760

Noncontrolling interests	231	172

Total equity	70,088	74,932

Total Liabilities and Equity	$101,025	$112,964

See Notes to the Consolidated Financial Statements beginning on page F-11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Operating activities
Net (loss) income	$(5,018)	$1,010	$1,761	$2,525
Adjustments to reconcile net (loss) income to cash provided by (used for) operating activities:
Depreciation and amortization	2,589	815	749	1,258
Provision for deferred income tax	95	(3,015)
Net periodic pension (benefit) cost	(322)	(111)	295	572
Pension contributions	(1,308)	(68)	(3,024)	(535)
Net gain on sales of property, businesses, consolidated companies, and investments	(26)	(16)	(204)	(436)
Goodwill impairment charge	4,503	—	—	—
Loss on early extinguishment of debt	81	—	—	—
Restructuring and asset related charges — net	485	180
Asset related charges			279	682
Amortization of inventory step-up	1,628	1,573
Other net loss	290	125	481	366
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(546)	2,107	(2,269)	(270)
Inventories	(522)	(1,010)
Inventories and other operating assets			(202)	(54)
Accounts payable	309	934
Accounts payable and other operating liabilities			(1,555)	(674)
Other assets and liabilities	(1,390)	1,672
Accrued interest and income taxes			(260)	(77)

Cash provided by (used for) operating activities	848	4,196	(3,949)	3,357

Investing activities
Capital expenditures	(1,311)	(426)	(687)	(1,019)
Proceeds from sales of property, businesses, and consolidated companies — net of cash divested	59	1,268	300	316
Acquisitions of businesses — net of cash acquired	—	3	(246)	—
Investments in and loans to nonconsolidated affiliates	(8)	(5)	(22)	(19)
Purchases of investments	(1,257)	(1,043)	(5,457)	(2,633)
Proceeds from sales and maturities of investments	2,186	2,938	3,977	2,181
Foreign currency exchange contract settlements			(206)	(385)
Other investing activities — net	(3)	33	(41)	45

Cash (used for) provided by investing activities	(334)	2,768	(2,382)	(1,514)

Financing activities
Change in short-term (less than 90 days) borrowings	399	(2,541)	3,610	387
Proceeds from issuance of long-term debt	755	499	2,734	813
Payments on long-term debt	(5,951)	(42)	(229)	(1,440)
Repurchase of common stock			—	(916)
Proceeds from exercise of stock options	85	30	235	154
Dividends paid to stockholders	(10)	(332)	(666)	(1,335)
Distributions to DowDuPont	(2,806)	(829)
Contributions from DowDuPont	4,849	—
Debt extinguishment costs	(378)	—	—	—
Other financing activities	(55)	(12)	(52)	(48)

Cash (used for) provided by financing activities	(3,112)	(3,227)	5,632	(2,385)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(244)	(22)	187	(153)

Change in cash classified as held for sale	—	88	(31)	15

(Decrease) increase on cash, cash equivalents and restricted cash	(2,842)	3,803	(543)	(680)

Cash, cash equivalents and restricted cash at beginning of period	7,808	4,005	4,548	5,228

Cash, cash equivalents and restricted cash at end of period	$4,966	$7,808	$4,005	$4,548

Supplemental cash flow information
Cash paid (received) during the period for
Interest, net of amounts capitalized	$918	$76	$331	$386
Income taxes	780	(437)	272	735

See Notes to the Consolidated Financial Statements beginning on page F-11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Accum Deficit)	Accumulated Other Comp Loss	Treasury Stock	Non- controlling Interests	Total Equity
Predecessor
Balance at January 1, 2016	$237	$288	$11,081	$14,510	$(9,396)	$(6,727)	$207	$10,200

Net income				2,513			12	2,525
Other comprehensive loss					(515)			(515)
Common dividends ($1.52 per share)				(1,331)			(16)	(1,347)
Preferred dividends ($4.50 Series — $4.50 per share, $3.50 Series — $3.50 per share)				(10)				(10)
Common stock issued — compensation plans		1	267					268
Common stock repurchased						(916)		(916)
Common stock retired		(4)	(154)	(758)		916		—
Sale of a majority interest in a consolidated subsidiary			(4)				(5)	(9)

Balance at December 31, 2016	$237	$285	$11,190	$14,924	$(9,911)	$(6,727)	$198	$10,196

Balance at January 1, 2017	$237	$285	$11,190	$14,924	$(9,911)	$(6,727)	$198	$10,196

Net income				1,741			20	1,761
Other comprehensive income					1,289			1,289
Common dividends ($1.14 per share)				(991)			(4)	(995)
Preferred dividends ($4.50 Series — $3.375 per share, $3.50 Series — $2.625 per share)				(7)				(7)
Common stock issued — compensation plans		2	273					275
Common stock repurchased								—
Common stock retired		(26)	(1,044)	(5,657)		6,727		—
Sale of majority interest in consolidated subsidiary							(2)	(2)

Balance at August 31, 2017	$237	$261	$10,419	$10,010	$(8,622)	$—	$212	$12,517

Successor
Balance at September 1, 2017 (remeasured upon Merger)	$239	$—	$74,680	$—	$—	$—	$162	$75,081

Net income				1,010			—	1,010
Other comprehensive loss					(381)			(381)
Preferred dividends ($4.50 Series — $1.125 per share, $3.50 Series — $0.875 per share)				(3)				(3)
Distributions to DowDuPont				(829)				(829)
Issuance of DowDuPont stock			30					30
Stock-based compensation			36					36
Sale of a majority interest in a consolidated subsidiary							(4)	(4)
Acquisition of a noncontrolling interest in a consolidated subsidiary							3	3
Other			(19)	(3)			11	(11)

Balance at December 31, 2017	$239	$—	$74,727	$175	$(381)	$—	$172	$74,932

Balance at January 1, 2018	$239	$—	$74,727	$175	$(381)	$—	$172	$74,932

Net (loss) income				(5,029)			11	(5,018)
Other comprehensive loss					(2,122)			(2,122)
Preferred dividends ($4.50 Series — $4.50 per share, $3.50 Series — $3.50 per share)				(10)				(10)
Distributions to DowDuPont				(2,806)				(2,806)
Issuance of DowDuPont stock			85					85
Stock-based compensation			129					129
Other				1			48	49
Capital Contributions from DowDuPont			4,849					4,849

Balance at December 31, 2018	$239	$—	$79,790	$(7,669)	$(2,503)	$—	$231	$70,088

See Notes to the Consolidated Financial Statements beginning on page F-11.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying Consolidated Financial Statements of E. I. du Pont de Nemours and Company (“Historical DuPont” or “the company”) were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant accounting policies described below, together with the other notes that follow, are an integral part of the Consolidated Financial Statements.

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effect an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and Historical DuPont (the “Merger Transaction”). On August 31, 2017 at 11:59 pm ET, (the “Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “Merger Agreement”), Historical Dow and Historical DuPont each merged with wholly owned subsidiaries of DowDuPont (“Mergers”) and, as a result of the Mergers, Historical Dow and Historical DuPont became subsidiaries of DowDuPont (collectively, the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. DowDuPont intends to pursue, subject to certain customary conditions, including, among others, the effectiveness of registration statements filed with the U.S. Securities and Exchange Commission (“SEC”) and approval by the Board of Directors of DowDuPont, the separation of the combined company’s agriculture business, specialty products business and materials science business through a series of tax-efficient transactions (collectively, the “Intended Business Separations” and the transactions to accomplish the Intended Business Separations, the “separations”).

On February 26, 2018, DowDuPont announced the corporate brand names that each company plans to assume once the Intended Business Separations occur. Materials science will be called Dow, agriculture will be called Corteva TM Agriscience, and specialty products will be called DuPont.

For purposes of DowDuPont’s financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger and Historical DuPont’s assets and liabilities are reflected at fair value as of the Merger Effectiveness Time. In connection with the Merger and the related accounting determination, Historical DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. Historical DuPont’s Consolidated Financial Statements for periods following the close of the Merger are labeled “Successor” and reflect DowDuPont’s basis in the fair values of the assets and liabilities of Historical DuPont. All periods prior to the closing of the Merger reflect the historical accounting basis in Historical DuPont’s assets and liabilities and are labeled “Predecessor.” The Consolidated Financial Statements and footnotes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable. See Note 3 for additional information on the Merger.

Transactions between DowDuPont, Historical DuPont, Historical Dow and their affiliates and other associated companies are reflected in the Successor consolidated financial statements and disclosed as related party transactions when material. Related party transactions with DowDuPont are included in Note 7.

As a condition of the regulatory approval for the Merger Transaction, the company was required to divest certain assets related to its crop protection business and research and development (“R&D”) organization, specifically the company’s Cereal Broadleaf Herbicides and Chewing Insecticides portfolios, including Rynaxypyr ®, Cyazypyr ® and Indoxacarb as well as the crop protection R&D pipeline and organization, excluding seed treatment, nematicides, and late-stage R&D programs. On March 31, 2017, the company entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). Under the FMC Transaction

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Agreement, FMC would acquire the crop protection business and R&D assets that Historical DuPont was required to divest in order to obtain European Commission (“EC”) approval of the Merger Transaction as described above, (the “Divested Ag Business”) and Historical DuPont agreed to acquire certain assets relating to FMC’s Health and Nutrition segment, excluding its Omega-3 products (the “H&N Business”) (collectively, the “FMC Transactions”).

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The sale of the Divested Ag Business meets the criteria for discontinued operations and as such, results of operations are presented as discontinued operations and have been excluded from continuing operations for all periods presented. The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding. The comprehensive income and cash flows related to the Divested Ag Business have not been segregated and are included in the Consolidated Statements of Comprehensive (Loss) Income and Consolidated Statements of Cash Flows, respectively, for all periods presented. Amounts related to the Divested Ag Business are consistently included or excluded from the Notes to the Consolidated Financial Statements based on the respective financial statement line item. See Note 4 for additional information.

On July 1, 2015, the company completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company (“Chemours”). In accordance with GAAP, the results of operations of the Performance Chemicals segment are presented as discontinued operations and, as such, have been excluded from continuing operations in the Consolidated Statements of Operations for all periods presented. See Note 4 for additional information.

Certain reclassifications of prior year’s data have been made to conform to current year’s presentation. Effective January 1, 2018, the company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2017-07, Compensation — Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. In conjunction with the adoption of this ASU, the company retrospectively reclassified the non-service components of net periodic benefit cost in the Consolidated Statements of Operations. Effective January 1, 2018, the company adopted FASB ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (a consensus of the FASB Emerging Issues Task Force). In conjunction with the adoption of this ASU, the company retrospectively adjusted the Consolidated Statement of Cash Flows to include the presentation of restricted cash. See Note 2 for more information.

The Consolidated Financial Statements include the accounts of the company and subsidiaries in which a controlling interest is maintained. For those consolidated subsidiaries in which the company’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests. Investments in affiliates over which the company has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method.

The company is also involved with certain joint ventures accounted for under the equity method of accounting that are variable interest entities (“VIEs”). The company is not the primary beneficiary, as the nature of the company’s involvement with the VIEs does not provide it the power to direct the VIEs significant activities. Future events may require these VIEs to be consolidated if the company becomes the primary beneficiary. At December 31, 2018 and 2017, the maximum exposure to loss related to the nonconsolidated VIEs is not considered material to the Consolidated Financial Statements.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Changes in Accounting and Reporting

Within the Successor periods, Historical DuPont made the following changes in accounting and reporting to harmonize its accounting and reporting with DowDuPont.

Within the Successor periods of the Consolidated Statements of Operations:

•	Included royalty income within net sales. In the Predecessor periods, royalty income is included within sundry income (expense) — net.

•

Eliminated the other operating charges line item. In the Successor periods, a majority of these costs are included within cost of goods sold. These costs are also included in selling, general and administrative expenses and amortization of intangibles in the Successor periods.

•

Presented amortization of intangibles as a separate line item. In the Predecessor periods, amortization is included within cost of goods sold, selling, general and administrative expenses, other operating charges, and research and development expenses.

•	Presented integration and separation costs as a separate line item. In the Predecessor periods, these costs are included within selling, general and administrative expenses.

•

Included interest accrued related to unrecognized tax benefits within the (benefit from) provision for income taxes on continuing operations. In the Predecessor periods, interest accrued related to unrecognized tax benefits is included within sundry income (expense) — net.

Within the Successor periods of the Consolidated Statements of Cash Flows:

•

Included foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. In the Predecessor periods, Historical DuPont reflected non-qualified hedge programs, specifically forward contracts, options and cash collateral activity, within cash flows from investing activities. In the Predecessor periods, Historical DuPont reflected cash flows from qualified programs within the line item it related to (i.e., revenue hedge cash flows presented within changes from accounts receivable).

•

Aligned the line items within “changes in assets and liabilities, net of effects of acquired and divested companies” to the DowDuPont presentation, including accounts and notes receivable, inventories, accounts payable, and other assets and liabilities. In the Predecessor periods, the line item “changes in assets and liabilities, net of effects of acquired and divested companies” includes accounts and notes receivable, inventories and other operating assets, accounts payable and other operating liabilities, and accrued interest and income taxes.

Cash and Cash Equivalents

Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Restricted Cash

Restricted cash represents trust assets of $500 million and $558 million as of December 31, 2018 and 2017, respectively, and is included within other current assets on the Consolidated Balance Sheets. See Note 8 for further information.

Marketable Securities

Marketable securities represent investments in fixed and floating rate financial instruments with maturities greater than three months and up to twelve months at time of purchase. Investments classified as held-to-maturity are recorded at amortized cost. The carrying value approximates fair value due to the short-term nature of the investments. Investments classified as available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income (loss). The cost of investments sold is determined by specific identification.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The company uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1	—	Quoted market prices in active markets for identical assets or liabilities;

Level 2	—	Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3	—	Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

The company’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. The company identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

The company changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

Inventories

The company’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or net realizable value, whichever is lower; cost is generally determined by the average cost method.

As of December 31, 2018 approximately 50 percent, 35 percent, and 15 percent of the company’s inventories were accounted for under the first-in, first-out (“FIFO”), average cost and the last-in, first-out (“LIFO”) methods, respectively. As of December 31, 2017 approximately 60 percent, 30 percent, and 10 percent of the company’s inventories were accounted for under the FIFO, average cost and LIFO methods, respectively. Inventories accounted for under the FIFO method are primarily comprised of products with shorter shelf lives such as seeds, certain food-ingredients and enzymes.

The company establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the Merger, the fair value of property, plant and equipment was determined using a market approach and a replacement cost approach. Refer to Note 3 for further information. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Consolidated Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets

The company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. In connection with the Merger Transaction, the company adopted the policy of DowDuPont and performs an annual goodwill impairment test in the fourth quarter.

When testing goodwill for impairment, the company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the company chooses not to complete a qualitative assessment for a given reporting unit or if the initial

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. The company determined fair values for each of the reporting units using the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. See Note 14 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. The company’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. The company continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Consolidated Balance Sheets.

Impairment of Long-Lived Assets

The company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The company’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Derivative Instruments

Derivative instruments are reported in the Consolidated Balance Sheets at their fair values. The company utilizes derivatives to manage exposures to foreign currency exchange rates and commodity prices. Changes in the fair values of derivative instruments that are not designated as hedges are recorded in current period earnings. For derivative instruments designated as cash flow hedges, the (loss) gain is reported in accumulated other comprehensive loss until it is cleared to earnings during the same period in which the hedged item affects earnings.

In the event that a derivative designated as a hedge of a firm commitment or an anticipated transaction is terminated prior to the maturation of the hedged transaction, the net gain or loss in AOCI generally remains in AOCI until the item that was hedged affects earnings. If a hedged transaction matures, or is sold, extinguished, or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and the derivative is reclassified as for trading purposes. Derivatives designated as hedges of anticipated transactions are reclassified as for trading purposes if the anticipated transaction is no longer probable.

In the Predecessor periods, the company reflected non-qualified hedge programs, specifically forward contracts, options and cash collateral activity, within cash flows from investing activities. In the Predecessor periods, the

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

company reflected cash flows from qualified programs within the line item it related to (i.e., revenue hedge cash flows presented within changes from accounts receivable). In the Successor periods, the company included foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. See Note 20 for additional discussion regarding the company’s objectives and strategies for derivative instruments.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the Consolidated Balance Sheets in accrued and other current liabilities and other noncurrent obligations at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the consolidated balance sheets as accounts and notes receivable — net.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Revenue Recognition

The company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the company determines are within the scope of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), the company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 5 for additional information on revenue recognition.

Prepaid Royalties

The company’s agriculture product line currently has certain third party biotechnology trait license agreements, which require up-front and variable payments subject to the licensor meeting certain conditions. These payments are reflected as other current assets and other assets and are amortized to cost of goods sold as seeds containing the respective trait technology are utilized over the life of the license. At December 31, 2018, the balance of prepaid royalties reflected in other current assets and other assets was $239 million and $1,139 million, respectively. The company evaluates the carrying value of the prepaid royalties when events or changes in circumstances indicate the carrying value may not be recoverable.

Cost of Goods Sold

Successor periods — Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within costs of goods sold.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Predecessor periods — Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead.

Other Operating Charges

Predecessor periods — Other operating charges includes product claim charges and recoveries, non-capitalizable costs associated with capital projects and other operational expenses.

Research and Development

Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling, General and Administrative Expenses

Successor periods — Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Predecessor periods — Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, business management expenses and integration and separation costs.

Integration and Separation Costs

Successor periods — Integration and separation costs includes costs incurred to prepare for and close the Merger, post-Merger integration expenses and costs incurred to prepare for the Intended Business Separations. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting and other professional advisory fees associated with preparation and execution of these activities.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Severance Costs

Severance benefits are provided to employees under the company’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Insurance/Self-Insurance

The company self-insures certain risks where permitted by law or regulation, including workers’ compensation, vehicle liability and employee related benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors and other actuarial assumptions. For other risks, the company uses a combination of insurance and self-insurance, reflecting comprehensive reviews of relevant risks. A receivable for an insurance recovery is generally recognized when the loss has occurred and collection is considered probable.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Income Taxes

The company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date (see Note 9 for further information relating to the enactment of the Tax Cuts and Job Act).

The company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in income taxes payable and the long-term portion is included in other noncurrent obligations in the Consolidated Balance Sheets.

Income tax related penalties are included in the provision for income taxes in the Consolidated Statements of Operations. Interest accrued related to unrecognized tax benefits is included within the (benefit from) provision for income taxes from continuing operations in the Consolidated Statements of Operations in the Successor periods. In the Predecessor period, interest accrued related to unrecognized tax benefits is included within sundry income (expense) — net in the Consolidated Statements of Operations.

Segments

Effective with the Merger, Historical DuPont’s business activities are components of its parent company’s business operations. Historical DuPont’s business activities, including the assessment of performance and allocation of resources, are reviewed and managed by DowDuPont. Information used by the chief operating decision maker of Historical DuPont relates to the company in its entirety. Accordingly, there are no separate reportable business segments for Historical DuPont under Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting” and Historical DuPont’s business results are reported in this Form 10-K as a single operating segment. Prior year’s segment information has been made to conform to the current presentation.

NOTE 2 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) which was further updated in March, April, May and December 2016, as well as September and November 2017. The new guidance clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard resulted in additional disclosure requirements to describe the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard permits the use of either the retrospective or modified retrospective (cumulative-effect) transition method of adoption.

The company adopted this standard in the first quarter of 2018 and applied the modified retrospective transition method to contracts not completed at the date of initial application. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with historic accounting under Topic 605 (Revenue Recognition). The company recognized the cumulative effect of applying the new revenue standard as an adjustment to the opening balance

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

of retained earnings in the beginning of 2018. See Note 5 for additional disclosures regarding the company’s contracts with customers.

In accordance with Topic 606, the disclosure of the impact of adoption to the company’s Consolidated Balance Sheet was as follows:

(In millions, except per share amounts)	As Reported December 31, 2017	Effect of Adoption of ASU 2014-09	Updated January 1, 2018
Current assets
Accounts and notes receivable — net	$5,239	$79	$5,318
Inventories	8,633	(53)	8,580
Other current assets	981	101	1,082
Deferred income taxes	$480	$1	$481
Liabilities and Equity
Current liabilities
Accounts payable	$4,831	$(3)	$4,828
Accrued and other current liabilities	4,384	120	4,504
Deferred income tax liabilities	$5,836	$3	$5,839
Retained earnings	$175	$8	$183

The most significant changes as a result of adopting ASU No. 2014-09 relate to the reclassification of the company’s return assets and refund liabilities in the agriculture product line on the Consolidated Balance Sheets. Under previous guidance, the company accrued the amount of expected product returns as a reduction of net sales and a reduction of accounts and notes receivable — net, and the value associated with the products expected to be recovered in inventory along with a corresponding reduction in cost of goods sold. Under Topic 606, the company now separately presents the amount of expected product returns as refund liabilities, included in accrued and other current liabilities, and the products expected to be recovered as return assets, included in other current assets in the consolidated balance sheets. The reclassification of return assets and refund liabilities was $61 million and $119 million, respectively, at January 1, 2018.

The effect on the Consolidated Statement of Cash Flows was not material. The following table summarizes the effects of adopting the new accounting standard related to revenue recognition on the company’s Consolidated Balance Sheet:

	December 31, 2018
(In millions, except per share amounts)	As Reported	Effect of Change	Balance without Adoption of Topic 606
Current assets
Accounts and notes receivable — net	$5,534	$(40)	$5,494
Inventories	7,407	32	7,439
Other current assets	1,165	(80)	1,085
Deferred income taxes	$303	$(1)	$302
Liabilities and Equity
Current liabilities
Accrued and other current liabilities	$4,233	$(80)	$4,153
Deferred income tax liabilities	$5,381	$(3)	$5,378
Accumulated deficit	$(7,669)	$(6)	$(7,675)

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

In accordance with Topic 606, the impact of adoption to the company’s Consolidated Statements of Operations primarily related to the accounting for interest income from its customer financing arrangements in the agriculture product line. Under previous guidance, the company recorded the interest income from these arrangements over the financing period within sundry income (expense) — net. Under Topic 606, the company elected the practical expedient and does not adjust the promised amount of consideration for the effects of a significant financing component for contracts where payment terms are one year or less. Generally, the entire arrangement consideration is recorded in net sales upon satisfaction of the performance obligation. Performance obligations for these arrangements are generally satisfied during the first half of the fiscal year, consistent with the North America growing season. The following tables summarize the effects of adopting the new accounting standard related to revenue recognition on the company’s Consolidated Statement of Operations for the year ended December 31, 2018:

	For the Year Ended December 31, 2018
(In millions, except per share amounts)	As Reported	Effect of Change	Balance without Adoption of Topic 606
Net sales	$26,279	$(69)	$26,210
Sundry income (expense) — net	$543	$71	$614
Loss from continuing operations before income taxes	$(4,793)	$2	$(4,791)
Provision for income taxes on continuing operations	$220	$—	$220
Loss from continuing operations after income taxes	$(5,013)	$2	$(5,011)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The new guidance makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. The company adopted this standard on January 1, 2018 and there was no material impact.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The new guidance requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, rather than when the asset is sold to an outside party. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The new guidance requires adoption on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The company adopted this standard on January 1, 2018 and there was no adjustment to retained earnings.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and, as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The company adopted this standard on January 1, 2018. See the

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Consolidated Statement of Cash Flows for the new presentation of restricted cash as well as Note 8 for a reconciliation of cash, cash equivalents and restricted cash (included in other current assets) presented on the Consolidated Balance Sheets to the total cash, cash equivalents and restricted cash presented in the Consolidated Statements of Cash Flows.

The following table summarizes the effects of adopting the new accounting standard related to restricted cash on the company’s Consolidated Statement of Cash Flows:

	For the Period September 1 through December 31, 2017
(In millions)	As Reported	Effect of Change	Updated
Investing Activities
Payment into trust account	$(571)	$571	$—
Distribution from trust account	$13	$(13)	$—
Cash provided by investing activities	$2,210	$558	$2,768
Increase in cash, cash equivalents and restricted cash	$3,245	$558	$3,803
Cash, cash equivalents and restricted cash at end of period	$7,250	$558	$7,808

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business. The new guidance narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities (collectively, the “set”) is not a business. To be considered a business, the set would need to include an input and a substantive process that together significantly contribute to the ability to create outputs, as defined by the ASU. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods, and should be applied prospectively. Early adoption is permitted. The company adopted this standard on January 1, 2018 and which was applied prospectively to all applicable transactions after the adoption date.

In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The new guidance requires registrants to present the service cost component of net periodic benefit cost in the same income statement line item or items as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Registrants will present the other components of net periodic benefit cost separately from the service cost component; and, the line item or items used in the income statement to present the other components of net periodic benefit cost must be disclosed. The new standard must be adopted retrospectively for the presentation of the service cost component and the other components of net periodic benefit cost in the income statement, and prospectively for the capitalization of the service cost component of net periodic benefit cost in assets. The company adopted this guidance on January 1, 2018, and recorded the other components of net periodic benefit cost in sundry income (expense) — net. The following tables summarize the reclassification of those costs from cost of goods sold,

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

research and development expense, and selling, general and administrative expenses to sundry income (expense) — net in the Consolidated Statements of Operations:

Summary of Changes to the Consolidated Statement of Operations	For the Period September 1 — December 31, 2017 (Successor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$6,165	$75	$6,240
Research and development expense	$473	$19	$492
Selling, general and administrative expenses	$1,101	$40	$1,141
Sundry income (expense) — net	$90	$134	$224

Summary of Changes to the Consolidated Statement of Operations	For the Period January 1 — August 31, 2017 (Predecessor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$10,205	$(153)	$10,052
Research and development expense	$1,064	$(42)	$1,022
Selling, general and administrative expenses	$3,306	$(84)	$3,222
Sundry income (expense) — net	$166	$(279)	$(113)

Summary of Changes to the Consolidated Statement of Operations	For the Period January 1 — December 31, 2016 (Predecessor)
(in millions)	As Reported	Effect of Change	Updated
Cost of goods sold	$13,955	$(18)	$13,937
Research and development expense	$1,502	$(6)	$1,496
Selling, general and administrative expenses	$4,143	$(16)	$4,127
Sundry income (expense) — net	$707	$(40)	$667

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged items in the financial statements. For cash flow and net investment hedges existing as of the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year in which an entity adopts. Presentation and disclosure guidance is required to be adopted prospectively. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted in any interim period. All transition requirements and elections should be applied to hedging relationships existing (that is, hedging relationships in which the hedging instrument has not expired, been sold, terminated, or exercised or the entity has not removed the designation of the hedging relationship) on the date of adoption. The effect of adoption should be reflected as of the beginning of the fiscal year of adoption. The company early adopted the new guidance in the second quarter of 2018, and adoption did not have a material impact on the Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans — General (Topic 715-20), Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans. This amendment modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include the amounts in accumulated other comprehensive income expected to be recognized in net periodic benefit costs over the next fiscal year and the effects of a one-percentage-point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for postretirement health

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

care benefits. New disclosures include the interest crediting rates for cash balance plans, and an explanation of significant gains and losses related to changes in benefit obligations. The new standard is effective for fiscal years beginning after December 15, 2020, and must be applied retrospectively for all periods presented. Early adoption is permitted. The company early adopted the new guidance in the fourth quarter of 2018, and adoption did not have a material impact on the Consolidated Financial Statements.

Accounting Guidance Issued But Not Adopted as of December 31, 2018

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on their balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements will depend on its classification as a finance or operating lease. In addition, the new guidance requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from current U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance issued in 2014 (Topic 606). The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted. The company has a cross-functional team in place to evaluate and implement the new guidance and the company has substantially completed the implementation of a third-party software solution to facilitate compliance with accounting and reporting requirements. The team continues to review existing lease arrangements and update business processes and controls related to the new guidance for leases. Collectively, these activities are expected to facilitate the company’s ability to meet the new accounting and disclosure requirements upon adoption in the first quarter of 2019.

This ASU allows for a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statement as its date of initial application. The company has elected to apply the transition requirements at the January 1, 2019 effective date rather than at the beginning of the earliest comparative period presented. This approach allows for a cumulative effect adjustment in the period of adoption, and prior periods will not be restated. In addition, the company has elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, does not require reassessment of prior conclusions related to contracts containing a lease, lease classification, and initial direct lease costs. As an accounting policy election, the company will exclude short-term leases (term of 12 months or less) from the balance sheet and will account for nonlease and lease components in a contract as a single component for most asset classes. The company is finalizing the evaluation of the January 1, 2019 impact and estimates a material increase in lease-related assets and liabilities, ranging between $600 million and $800 million in the Consolidated Balance Sheet. The impact to the company’s Consolidated Statement of Operations and Consolidated Statement of Cash Flows is expected to not be material.

NOTE 3 — BUSINESS COMBINATIONS

Acquisition of Granular, Inc.

On August 31, 2017, the company acquired Granular, Inc., a leading provider of software and analytics tools that help farms improve efficiency, profitability, and sustainability. The purchase price was approximately $250 million and was primarily allocated to goodwill, developed technology, and customer relationships. The fair value of the acquired assets related to Granular, Inc. are included in the fair value measurement of Historical DuPont’s assets and liabilities, discussed below. Granular, Inc. is part of Historical DuPont’s agriculture product line.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Merger with Historical Dow

Upon completion of the Merger, (i) each share of common stock, par value $0.30 per share, of the company (the “Historical DuPont Common Stock”) was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont common stock, par value $0.01 per share, (“DowDuPont Common Stock”), in addition to cash in lieu of any fractional shares of DowDuPont Common Stock, and (ii) each share of Historical DuPont Preferred Stock — $4.50 Series and Historical DuPont Preferred Stock — $3.50 Series (collectively “Historical DuPont Preferred Stock”) issued and outstanding immediately prior to the Merger Effectiveness Time remains issued and outstanding and was unaffected by the Merger.

As provided in the Merger Agreement, at the Merger Effectiveness Time, all options relating to shares of Historical DuPont Common Stock that were outstanding immediately prior to the effective time of the Merger were generally automatically converted into options relating to shares of DowDuPont Common Stock and all restricted stock units and performance based restricted stock units relating to shares of Historical DuPont Common Stock that were outstanding immediately prior to the effective time of the Mergers were generally automatically converted into restricted stock units relating to shares of DowDuPont Common Stock, in each case, after giving effect to appropriate adjustments to reflect the Mergers and otherwise generally on the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the Merger Effectiveness Time.

Prior to the Merger, shares of Historical DuPont Common Stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended and listed on the New York Stock Exchange (the “NYSE”). As a result of the Merger, on August 31, 2017, the company requested that the NYSE withdraw the shares of Historical DuPont Common Stock from listing on the NYSE and filed a Form 25 with the SEC to report that Historical DuPont Common Stock is no longer listed on the NYSE. Historical DuPont continues to have preferred stock outstanding and it remains listed on the NYSE. DowDuPont Common Stock is listed and trades on the NYSE, ticker symbol DWDP.

As a condition of the regulatory approval of the Merger, Historical DuPont was required to divest a portion of its crop protection product line, including certain research and development capabilities. See Note 4 for additional information.

Historical DuPont and Historical Dow intend to pursue the Intended Business Separations, subject to the receipt of approval by the Board of Directors of DowDuPont.

Allocation of Purchase Price

Based on an evaluation of the provisions of ASC 805, “Business Combinations,” (“ASC 805”) Historical Dow was determined to be the accounting acquirer in the Merger. DowDuPont applied the acquisition method of accounting with respect to the assets and liabilities of Historical DuPont, which were measured at fair value as of the date of the Merger. In connection with the Merger and the related accounting determination, Historical DuPont elected to apply push-down accounting and reflected in its financial statements the fair value of assets and liabilities as of the date of the Merger. The Successor period reflects DowDuPont’s fair value basis in the assets and liabilities of Historical DuPont.

Historical DuPont’s assets and liabilities were measured at estimated fair values as of the Merger Effectiveness Time, primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate which require a complex series of judgments about future events and uncertainties. Third-party valuation specialists were engaged to assist in the valuation of these assets and liabilities.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The total fair value of consideration transferred for the Merger was $74,680 million. Total consideration is comprised of the equity value of the DowDuPont shares as of the Merger Effectiveness Time that were issued in exchange for Historical DuPont shares, the cash value for fractional shares, and the portion of Historical DuPont’s share awards and share options earned as of the Merger Effectiveness Time. Share awards and share options converted to DowDuPont equity instruments, but not vested, were $144 million as of August 31, 2017, which will be expensed over the remaining future vesting period.

The following table summarizes the fair value of consideration exchanged as a result of the Merger:

(In millions, except exchange ratio)
Historical DuPont Common Stock outstanding as of the Merger Effectiveness Time	868.3
Historical DuPont exchange ratio	1.2820

DowDuPont Common Stock issued in exchange for Historical DuPont Common Stock	1,113.2

Fair value of DowDuPont Common Stock issued [1]	$74,195
Fair value of DowDuPont equity awards issued in exchange for outstanding Historical DuPont equity awards [2]	485

Total consideration	$74,680

1.	Amount was determined based on the price per share of Historical Dow Common Stock of $66.65 on August 31, 2017.
2.

Represents the fair value of replacement awards issued for Historical DuPont’s equity awards outstanding immediately before the Merger and attributable to the service periods prior to the Merger. The previous Historical DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at the fair values as of the acquisition date. In determining the fair value, DowDuPont utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The table below presents the final fair value that was allocated to Historical DuPont’s assets and liabilities based upon fair values as determined by DowDuPont. The valuation process to determine the fair values is complete. For the year ended December 31, 2018, DowDuPont made measurement period adjustments to reflect facts and circumstances in existence as of the Merger Effectiveness Time. These adjustments primarily included a $392 million increase in goodwill, a $257 million decrease in property, plant, and equipment, and a $150 million decrease in indefinite-lived trademarks and trade names and customer-related assets.

(In millions)	Final fair value
Fair Value of Assets as of the Merger Effectiveness Time
Cash and cash equivalents	$4,005
Marketable securities	2,849
Accounts and notes receivable	7,834
Inventories	8,805
Other current assets	420
Investment in nonconsolidated affiliates	1,596
Assets held for sale — current	3,732
Property, plant and equipment	11,684
Goodwill	45,497
Other intangible assets	27,071
Deferred income tax assets	279
Other assets	2,066

Total Assets	$115,838

Fair Value of Liabilities
Short-term borrowings and capital lease obligations	$5,319
Accounts payable	3,298
Income taxes payable	261
Accrued and other current liabilities	3,517
Liabilities held for sale — current	125
Long-term debt	9,878
Deferred income tax liabilities	8,259
Pension and other post employment benefits — noncurrent	8,056
Other noncurrent obligations	1,967

Total Liabilities	$40,680

Noncontrolling interests	239
Preferred stock	239

Fair Value of Net Assets (Consideration for the Merger)	$74,680

The significant fair value adjustments included in the allocation of purchase price are discussed below.

Inventories

Inventory is primarily comprised of finished products of $4,927 million, semi-finished products of $3,055 million and raw materials and stores and supplies of $823 million. The fair value of finished goods was calculated as the estimated selling price, adjusted for costs of the selling effort and a reasonable profit allowance relating to the selling effort. The fair value of semi-finished inventory was primarily calculated as the estimated selling price, adjusted for estimated costs to complete the manufacturing, estimated costs of the selling effort, as well as a reasonable profit margin on the remaining manufacturing and selling effort. The fair value of raw

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

materials and stores and supplies was determined to approximate the historical carrying value. For inventory accounted for under the FIFO method and average cost method, the fair value step-up of inventory will be recognized in costs of goods sold as the inventory is sold. For inventory accounted for under the LIFO method, the fair value of inventory becomes the LIFO base layer inventory. The pre-tax amounts of inventory step-up recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017, were $1,563 million and $1,538 million, respectively. For the year ended December 31, 2018, the pre-tax amount is reflected in cost of goods sold within (loss) income from continuing operations before income taxes in the Consolidated Statement of Operations. For the period September 1 through December 31, 2017, $1,434 million was reflected in costs of goods sold within (loss) income from continuing operations before income taxes and $104 million was reflected in (loss) income from discontinued operations after income taxes in the Consolidated Statement of Operations.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $7,344 million, buildings of $2,418 million, construction in progress of $995 million and land and land improvements of $927 million. The fair value of property and equipment was primarily determined using a market approach for land and certain types of equipment, and a replacement cost approach for other property and equipment. The market approach for certain types of equipment represents a sales comparison that measures the value of an asset through an analysis of sales and offerings of comparable assets. The replacement cost approach used for all other depreciable property and equipment measures the value of an asset by estimating the cost to acquire or construct comparable assets and adjusts for age and condition of the asset.

Goodwill

The excess of the consideration for the Merger over the net fair value of assets and liabilities was recorded as goodwill. The Merger resulted in the recognition of $45,497 million of goodwill, none of which is deductible. Goodwill largely consists of expected cost synergies resulting from the Merger and the Intended Business Separations, the assembled workforce of Historical DuPont, and future technology and customers.

Other Intangible Assets

Other intangible assets primarily consist of acquired customer related assets, developed technology, trademarks and tradenames, and germplasm. The customer-related value was determined using the excess earnings method while the developed technology, trademarks and trade names, and germplasm values were primarily determined utilizing the relief from royalty method. Both the excess earnings and relief from royalty methods are forms of the income approach. Refer to Note 14 for further information on other intangible assets.

Deferred Income Tax Assets and Liabilities

The deferred income tax assets and liabilities include the expected future federal, state, and foreign tax consequences associated with temporary differences between the fair values of the assets acquired and liabilities assumed and the respective tax bases. Tax rates utilized in calculating deferred income taxes generally represent the enacted statutory tax rates at the Merger Effectiveness Time in the jurisdictions in which legal title of the underlying asset or liability resides. Refer to Note 9 for further information related to the remeasurement of deferred income tax assets and liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017.

Deferred income tax assets include a $172 million adjustment to derecognize certain deferred income tax assets on historical net operating losses that will not be fully realized as a result of the Merger. Deferred income tax

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

liabilities include a $546 million adjustment reflecting a change in determination as to the reinvestment strategy of certain foreign operations of the company.

Integration and Separation Costs

Integration and separation costs have been and are expected to be significant. These costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the Merger and the Intended Business Separations. These costs are recorded within integration and separation costs in the Successor periods and the costs are recorded within selling, general and administrative expenses in the Predecessor periods within the Consolidated Statements of Operations.

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Integration and separation costs	$1,375	$314
Selling, general and administrative expenses			$581	$386

H&N Business

On November 1, 2017, the company completed the FMC Transactions through the acquisition of the H&N Business and the disposition of the Divested Ag Business. The acquisition was integrated into the nutrition and health product line to enhance Historical DuPont’s position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. The company accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date.

The following table summarizes the fair value of consideration exchanged as a result of the FMC Transactions:

(In millions)
Fair Value of Divested Ag Business [1]	$3,665
Less: Cash received [2]	1,200
Less: Favorable contracts [3]	495

Fair Value of H&N Business	$1,970

1.	Refer to Note 4 for additional information.
2.

The FMC Transactions include a cash consideration payment to Historical DuPont of approximately $1,200 million, which reflected the difference in value between the Divested Ag Business and the H&N Business, subject to certain customary inventory and net working capital adjustments.

3.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, Historical DuPont entered into favorable supply contracts with FMC. Historical DuPont recorded these contracts as intangible assets recognized at the fair value of off-market contracts. Refer to Notes 4 and 14 for additional information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The table below presents the fair value that was allocated to the assets acquired and liabilities assumed. The purchase accounting and purchase price allocation for the H&N Business is complete. There were no material updates to the preliminary purchase accounting and purchase price allocation during 2018.

Successor
(In millions)	November 1, 2017
Fair Value of Assets
Cash and cash equivalents	$16
Accounts and notes receivable	144
Inventories	304
Property, plant and equipment	489
Goodwill	732
Other intangible assets	435
Other current and non-current assets	14

Total Assets	$2,134

Fair Value of Liabilities
Accounts payable and other accrued liabilities	$72
Deferred income tax liabilities	92

Total Liabilities	$164

Fair Value of Net Assets (Consideration for the H&N Business)	$1,970

The significant fair value adjustments included in the final allocation of purchase price are discussed below.

Inventories

Acquired inventory is comprised of finished goods of $143 million, semi-finished products of $85 million and raw materials and stores and supplies of $76 million. Fair value of inventory was calculated using a net realizable value approach for finished goods and semi-finished products and a replacement cost approach for raw materials and stores and supplies. The fair value step-up of inventory of $100 million was recognized in costs of goods sold within (loss) income from continuing operations before income taxes in the Consolidated Statements of Operations as the inventory was sold. The pre-tax amounts recognized for the year ended December 31, 2018 and the period ending November 1 through December 31, 2017 were $65 million and $35 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $356 million, buildings of $63 million, land and land improvements of $39 million, and construction in progress of $31 million. The fair values were determined using a combination of a market approach and replacement cost approach.

Goodwill

The excess of the consideration for the H&N Business over the net fair value of assets acquired and liabilities assumed resulted in the recognition of $732 million of goodwill, of which $208 million is tax-deductible. Goodwill is attributable to the H&N Business’s workforce and expected cost synergies in procurement, production and market access.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $268 million, developed technology of $130 million, and trademarks and tradenames of $37 million. The customer-related fair value was determined using the excess earnings method while the developed technology, trademarks and tradenames fair values were primarily determined utilizing the relief from royalty method.

Results of Operations

The following table provides net sales and loss from continuing operations before income taxes of the H&N Business included in the company’s results for the period November 1 through December 31, 2017.

(In millions)	For the Period November 1 through December 31, 2017
Net sales	$102
Loss from continuing operations before income taxes	$(12)

The H&N Business results include $35 million that was recognized in cost of goods sold as inventory was sold related to the fair value step-up of inventories in the Consolidated Statements of Operations. for the period November 1 through December 31, 2017.

The company evaluated the disclosure requirements under ASC 805 and determined the H&N Business was not considered a material business combination for purposes of disclosing supplemental pro forma information.

NOTE 4 — DIVESTITURES AND OTHER TRANSACTIONS

Merger Remedy—Divested Ag Business

On March 31, 2017, the company and FMC entered into the FMC Transaction Agreement. Under the FMC Transaction Agreement, and effective upon the closing of the transaction on November 1, 2017, FMC acquired the Divested Ag Business that Historical DuPont was required to divest in order to obtain EC approval of the Merger Transaction and Historical DuPont acquired the H&N Business. See further discussion of the FMC Transactions in Note 1. The sale of the Divested Ag Business met the criteria for discontinued operations and as such, earnings were included within (loss) income from discontinued operations after income taxes for all periods presented.

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The fair value as determined by the company of the H&N Business was $1,970 million. The FMC Transactions included a cash consideration payment to Historical DuPont of approximately $1,200 million, which reflected the difference in value between the Divested Ag Business and the H&N Business, as well as favorable contracts with FMC of $495 million. Due to the proximity of the Merger and the closing of the sale, the carrying value of the Divested Ag Business approximated the fair value of the consideration received, thus no resulting gain or loss was recognized on the sale. Refer to Note 3 for further information on the H&N Business.

For the year ended December 31, 2018, the company recorded a loss from discontinued operations before income taxes related to the Divested Ag Business of $10 million ($5 million after tax). The following table summarizes the results of operations of the Divested Ag Business presented as discontinued operations for the period

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

September 1 through December 31, 2017, the period January 1 through August 31, 2017 and the year ended December 31, 2016, respectively:

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017 1	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Net sales	$199	$1,068	$1,385
Cost of goods sold	194	412	514
Other operating charges		17	19
Research and development expenses	30	95	139
Selling, general and administrative expenses [2]	102	146	176
Restructuring and asset related charges — net	(1)	—	(4)
Sundry (expense) income — net	(1)	7	1

(Loss) Income from discontinued operations before income taxes	(127)	405	542

(Benefit from) Provision for income taxes	(50)	79	103

(Loss) Income from discontinued operations after income taxes	$(77)	$326	$439

1.	Includes results of operations for the period September 1 through October 31, 2017, as the Divested Ag Business was disposed of on November 1, 2017.
2.	Successor period includes $44 million of transaction costs associated with the disposal of the Divested Ag Business.

The following table presents depreciation and capital expenditures of the discontinued operations related to the Divested Ag Business:

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Depreciation	$—	$21	$32
Capital expenditures	$5	$8	$40

Upon closing and pursuant to the terms of the FMC Transaction Agreement, Historical DuPont and FMC entered into favorable supply agreements and certain ancillary agreements, including manufacturing service agreements and transition service agreements. Under the terms of the favorable supply agreements, FMC will supply product to Historical DuPont at cost for a period of up to five years and, as a result, Historical DuPont recorded an intangible asset of $495 million upon closing that will be amortized over a period of five years.

Food Safety Diagnostic Sale

In February 2017, the company completed the sale of global food safety diagnostics to Hygiena LLC. The sale resulted in a pre-tax gain of $162 million ( $86 million net of tax). The gain was recorded in sundry income (expense) — net in the company’s Consolidated Statement of Operations for the period January 1 through August 31, 2017.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Historical DuPont (Shenzhen) Manufacturing Limited

In March 2016, the company recognized the sale of its 100 percent ownership interest in Historical DuPont (Shenzhen) Manufacturing Limited to the Feixiang Group. The sale of the entity, which held certain buildings and other assets, resulted in a pre-tax gain of $369 million ( $214 million net of tax). The gain was recorded in sundry income (expense) — net in the company’s Consolidated Statement of Operations for the year ended December 31, 2016.

Performance Chemicals

On July 1, 2015, Historical DuPont completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company (the “Chemours Separation”). In connection with the Chemours Separation, the company and Chemours entered into a Separation Agreement (as amended, the “Chemours Separation Agreement”), discussed below, and a Tax Matters Agreement and certain ancillary agreements, including an employee matters agreement, agreements related to transition and site services, and intellectual property cross licensing arrangements. In addition, the companies have entered into certain supply agreements.

Separation Agreement

The Chemours Separation Agreement sets forth, among other things, the agreements between the company and Chemours regarding the principal transactions necessary to effect the Chemours Separation and also sets forth ancillary agreements that govern certain aspects of the company’s relationship with Chemours after the separation. Among other matters, the Chemours Separation Agreement and the ancillary agreements provide for the allocation between Historical DuPont and Chemours of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the completion of the Chemours Separation.

Pursuant to the Chemours Separation Agreement, as discussed below, Chemours indemnifies Historical DuPont against certain litigation, environmental, workers’ compensation and other liabilities that arose prior to the distribution. The term of this indemnification is generally indefinite and includes defense costs and expenses, as well as monetary and non-monetary settlements and judgments. In 2017, Historical DuPont and Chemours amended the Chemours Separation Agreement to provide for a limited sharing of potential future perfluorooctanoic acid (“PFOA”) liabilities for a period of five years beginning July 6, 2017. In connection with the recognition of liabilities related to these matters, the company records an indemnification asset when recovery is deemed probable. At December 31, 2018, the indemnified assets are $80 million within accounts and notes receivable — net and $298 million within other assets along with the corresponding liabilities of $80 million within accrued and other current liabilities and $298 million within other noncurrent obligations on the Consolidated Balance Sheet. See Note 16 for further discussion of the amendment to the Chemours Separation Agreement and certain litigation and environmental matters indemnified by Chemours.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The results of operations of the Performance Chemicals segment are presented as discontinued operations as summarized below:

	Predecessor
(In millions)	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Other operating charges	$335	$36
Sundry income (expense) — net	3	3

Loss from discontinued operations before income taxes	(332)	(33)

Benefits from income taxes	(125)	(28)

Loss from discontinued operations after income taxes	$(207)	$(5)

(Loss) income from discontinued operations after income taxes in the company’s Consolidated Statement of Operations for the period January 1 through August 31, 2017 includes a charge of $335 million ( $214 million net of tax) in connection with the PFOA multi-district litigation settlement.

For the year ended December 31, 2016, the company incurred $35 million of costs in connection with the separation primarily related to professional fees associated with preparation of regulatory filings and separation activities within finance, tax, legal, and information system functions. These costs were included in (loss) income from discontinued operations after income taxes in the company’s Consolidated Statement of Operations.

NOTE 5 — REVENUE

Revenue Recognition

Products

Substantially all of Historical DuPont’s revenue is derived from product sales. Product sales consist of sales of Historical DuPont’s products to supply manufacturers, distributors, and farmers. Historical DuPont considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of the company’s product, which occurs at a point in time according to shipping terms. Payment terms for contracts related to product lines other than agriculture generally average 30 to 60 days after invoicing, depending on business and geography. Payment terms for agriculture product line contracts are generally less than one year from invoicing. The company elected the practical expedient and will not adjust the promised amount of consideration for the effects of a significant financing component when Historical DuPont expects it will be one year or less between when a customer obtains control of the company’s product and when payment is due. The company has elected to recognize shipping and handling activities when control has transferred to the customer as an expense in cost of goods sold. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. In addition, Historical DuPont elected the practical expedient to expense any costs to obtain contracts as incurred, as the amortization period for these costs would have been one year or less.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The transaction price includes estimates of variable consideration, such as rights of return, rebates, and discounts, that are reductions in revenue. All estimates are based on the company’s historical experience, anticipated performance, and the company’s best judgment at the time the estimate is made. Estimates of variable consideration included in the transaction price utilize either the expected value method or most likely amount depending on the nature of the variable consideration. These estimates are reassessed each reporting period and are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur upon resolution of uncertainty associated with the variable consideration. The majority of contracts have a single performance obligation satisfied at a point in time and the transaction price is stated in the contract, usually as quantity times price per unit. For contracts with multiple performance obligations, Historical DuPont allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Licenses of Intellectual Property

Historical DuPont enters into licensing arrangements with customers under which it licenses its intellectual property, such as patents and trademarks. Revenue from the majority of intellectual property licenses is derived from sales-based royalties. The company estimates the expected amount of sales-based royalties based on historical sales by customer. Revenue for licensing agreements that contain sales-based royalties is recognized at the later of (i) when the subsequent sale occurs or (ii) when the performance obligation to which some or all of the royalty has been allocated is satisfied.

Contract Balances

Contract liabilities primarily reflect deferred revenue from prepayments under agriculture product line contracts with customers where the company receives advance payments for products to be delivered in future periods. Historical DuPont classifies deferred revenue as current or noncurrent based on the timing of when the company expects to recognize revenue. Contract assets primarily include amounts related to contractual rights to consideration for completed performance not yet invoiced within the industrial biosciences product line. Accounts receivable are recorded when the right to consideration becomes unconditional.

Contract Balances (In millions)	December 31, 2018	Topic 606 Adjustments January 1, 2018	December 31, 2017
Accounts and notes receivable — trade [1]	$4,130	$87	$3,976
Contract assets — current [2]	$48	$40	$—
Deferred revenue — current [3]	$1,927	$2	$2,014
Deferred revenue — noncurrent [4]	$30	$—	$48

1.	Included in accounts and notes receivable — net in the Consolidated Balance Sheets.
2.	Included in other current assets in the Consolidated Balance Sheets.
3.	Included in accrued and other current liabilities in the Consolidated Balance Sheets.
4.	Included in other noncurrent obligations in the Consolidated Balance Sheets.

Revenue recognized during the year ended December 31, 2018 from amounts included in deferred revenue at the beginning of the period was $1,973 million.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Disaggregation of Revenue

Effective with the Merger, Historical DuPont’s business activities are components of DowDuPont’s business operations. Historical DuPont’s business activities, including the assessment of performance and allocation of resources, are reviewed and managed by DowDuPont. Information used by the chief operating decision maker of Historical DuPont relates to the company in its entirety. Accordingly, there are no separate reportable business segments for Historical DuPont under ASC 280 “Segment Reporting” and Historical DuPont’s business results are reported in this Form 10-K as a single operating segment.

The company has one reportable segment with the following principal product lines: agriculture, packaging and specialty plastics, electronics and imaging, nutrition and health, industrial biosciences, transportation and advanced polymers, and safety and construction. The company believes disaggregation of revenue by principal product line best depicts the nature, amount, timing, and uncertainty of its revenue and cash flows. Net sales by principal product line are included below:

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Agriculture	$8,995	$1,596	$6,894	$8,131
Packaging and Specialty Plastics	1,579	544	1,072	1,651
Electronics and Imaging	2,097	743	1,422	1,960
Nutrition and Health	4,054	1,165	2,129	3,268
Industrial Biosciences	1,653	573	1,022	1,500
Transportation and Advanced Polymers	4,418	1,355	2,608	3,599
Safety and Construction	3,473	1,074	2,134	3,099
Other	10	3	—	1

Total	$26,279	$7,053	$17,281	$23,209

Sales are attributed to geographic regions based on customer location. Refer to Note 22 for the breakout of net sales by geographic region.

NOTE 6 — RESTRUCTURING AND ASSET RELATED CHARGES — NET

DowDuPont Agriculture Division Restructuring Program

During the fourth quarter of 2018 and in connection with the ongoing integration activities, DowDuPont approved restructuring actions to simplify and optimize certain organizational structures within the agriculture product line in preparation for the Intended Business Separations. As a result of these actions, the company expects to record total pre-tax charges of approximately $65 million, comprised of approximately $55 million of severance and related benefits costs; $5 million of asset related charges, and $5 million of costs related to contract terminations. For the year ended December 31, 2018, Historical DuPont recorded a pre-tax charge of $59 million, recognized in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations comprised of $54 million of severance and related benefit costs and $5 million of asset related charges. The company expects actions related to this program to be substantially complete by mid-2019. At December 31, 2018, total liabilities related to the program was $54 million.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

DowDuPont Cost Synergy Program

In September and November 2017, DowDuPont and the company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The Synergy Program is designed to integrate and optimize the organization following the Merger and in preparation for the Intended Business Separations. Based on all actions approved to date under the Synergy Program, Historical DuPont expects to record total pre-tax restructuring charges of $575 million to $675 million, comprised of approximately $370 million to $400 million of severance and related benefits costs; $80 million to $100 million of costs related to contract terminations; and $125 million to $175 million of asset related charges.

The below is a summary of charges incurred related to the Synergy Program:

(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017
Severance and related benefit costs	$219	$153
Contract termination charges	40	31
Asset related charges	63	3

Total restructuring and asset related charges — net [1]	$322	$187

1.

The charge for the year ended December 31, 2018, includes $318 million which was recognized in restructuring and asset related charges — net and $4 million which was recognized in sundry income (expense) — net in the company’s Consolidated Statement of Operations.

Actions associated with the Synergy Program, including employee separations, are expected to be substantially complete by the end of 2019.

Historical DuPont account balances and activity for the Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
Balance at December 31, 2017	$133	$28	$—	$161
Charges to (loss) income from continuing operations for the year ended December 31, 2018	219	40	63	322
Payments	(118)	(50)	—	(168)
Asset write-offs	—	—	(63)	(63)
Net translation adjustment	(5)	—	—	(5)

Balance as of December 31, 2018	$229	$18	$—	$247

2017 Restructuring Program

During the first quarter 2017, Historical DuPont committed to take actions to improve plant productivity and better position its product lines for productivity and growth before and after the closing of the Merger Transaction (the “2017 restructuring program”). In connection with these actions, the company incurred pre-tax charges of $313 million during the period from January 1 through August 31, 2017 recognized in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations. The charge is comprised of $279 million of asset related charges and $34 million in severance and related benefit costs. The

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

charges primarily relate to the second quarter closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina. The asset related charges mainly consist of accelerated depreciation associated with the closure. At December 31, 2018 and 2017, total liabilities related to the 2017 restructuring program were $4 million and $19 million, respectively. The actions associated with the 2017 restructuring program were substantially complete in 2017.

La Porte Plant, La Porte, Texas

In March 2016, Historical DuPont announced its decision to not re-start its insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The facility manufactured Lannate ® and Vydate ® insecticides and has been shut down since November 2014. As a result of this decision, during the year ended December 31, 2016, a pre-tax charge of $68 million was recorded in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations which included $41 million of asset related charges, $16 million of employee severance and related benefit costs and $11 million of contract termination costs.

2016 Global Cost Savings and Restructuring Plan

In December 2015, Historical DuPont committed to take structural actions across all product lines and staff functions globally to operate more efficiently by further consolidating product lines and aligning staff functions more closely with them as part of a 2016 global cost savings and restructuring plan.

During the year ended December 31, 2016, the company recorded a net pre-tax benefit to earnings of $(81) million, consisting of $(84) million in restructuring and asset related charges — net and $3 million in sundry income — net in the company’s Consolidated Statement of Operations. The net benefit was comprised of a reduction of $(150) million in severance and related benefit costs, offset by $53 million of asset related charges and $16 million of contract termination costs. This was primarily due to a reduction in severance and related benefit costs partially offset by the identification of additional projects. The reduction in severance and related benefit costs was driven by elimination of positions at a lower cost than expected as a result of redeployments and attrition as well as lower than estimated individual severance costs.

The company incurred a pre-tax charge of $10 million during the period January 1 through August 31, 2017, recognized in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations. This was due to additional severance payments owed to previously terminated executives that became probable during the period. The company incurred a pre-tax benefit of $(5) million for the period from September 1 through December 31, 2017. The reduction in severance and related benefit costs was driven by the elimination of positions at a lower cost than expected. In connection with the restructuring actions, the company has recorded total pre-tax restructuring charges of $708 million.

At December 31, 2018 and 2017, total liabilities related to the 2016 Global Cost Savings and Restructuring Plan were $1 million and $22 million, respectively. The actions associated with this restructuring program were substantially complete in 2016.

2014 Restructuring Program

In June 2014, Historical DuPont announced its global, multi-year initiative to redesign its global organization and operating model to reduce costs and improve productivity and agility across all product lines and functions. During the period September 1 through December 31, 2017 and the year ended December 31, 2016, benefits of $(2) million and $(21) million were recorded, respectively, in restructuring and asset related charges — net in the company’s Consolidated Statements of Operations to reduce the accrual for severance costs associated with this program.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Asset Impairment

During the third quarter of 2018, the company recognized an $85 million pre-tax ( $66 million after-tax) impairment charge in restructuring and asset related charges — net in the company’s Consolidated Statements of Operations related to certain in-process research and development (“IPR&D”) assets within the agriculture reporting unit. Refer to Notes 14 and 21 for further information.

In addition, based on updated projections for the company’s investments in nonconsolidated affiliates in China related to the agriculture product line, management determined the fair values of the investments in nonconsolidated affiliates were below the carrying values and had no expectation the fair values would recover due to the continuing unfavorable regulatory environment including lack of intellectual property protection, uncertain product registration timing and limited freedom to operate. As a result, management concluded the impairment was other than temporary and in the third quarter of 2018 recorded an impairment charge of $41 million in restructuring and asset related charges — net in the company’s Consolidated Statements of Operations, none of which is tax-deductible. Refer to Note 21 for further information.

In the fourth quarter 2015, the company elected to defer further testing and deployment of a multi-year, phased implementation of an enterprise resource planning (“ERP”) system; which had not been placed in service as of year-end. At December 31, 2016, the company had capitalized costs associated with the ERP system of $435 million. In connection with IT strategy reviews conducted during the fourth quarter of 2016, the company reviewed considerations around the timing of restarting testing and deployment of the ERP system. As a result, the company concluded it intended to complete and place in service the ERP system, however, given the uncertainties related to implementation timing as well as potential developments and changes to technologies in the market place at the time of restart, use of this ERP system could no longer be considered probable. As a result, due to the specificity of the design related to the ERP system, the company determined that the uncompleted ERP system had a fair value of zero and recorded a pre-tax charge of $435 million in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations during the year ended December 31, 2016.

During the third quarter of 2016, the company recognized a $158 million pre-tax impairment charge in restructuring and asset related charges — net in the company’s Consolidated Statement of Operations related to indefinite-lived intangible trade names. In connection with the company’s strategy reviews and brand realignment conducted during the third quarter 2016, the company decided to phase out the use of certain acquired trade names resulting in a change from an indefinite life to a finite useful life for these assets. As a result of these changes, the carrying value of the trade name assets exceeded the fair value. The basis of the fair value for the charges was calculated utilizing an income approach (relief from royalty method) using Level 3 inputs within the fair value hierarchy, as described in Note 1. The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows.

NOTE 7 — RELATED PARTY TRANSACTIONS

Services Provided by and to Historical Dow and its affiliates

Following the Merger, Historical DuPont reports transactions with Historical Dow and its affiliates as related party transactions. Historical DuPont sells to and procures from Historical Dow and its affiliates certain feedstocks and raw materials that are consumed in each company’s manufacturing process, as well as finished goods. Historical DuPont also provides to Historical Dow and its affiliates certain seed production and

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

distribution services. The following table presents amounts due to or due from Historical Dow and its affiliates at December 31, 2018 and December 31, 2017:

(In millions)	December 31, 2018	December 31, 2017
Accounts and notes receivable — net	$201	$12
Accounts payable	$288	$26

The table below presents revenue earned and expenses incurred in transactions with Historical Dow and its affiliates following the Merger:

(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017
Net sales	$261	$20
Cost of goods sold	$224	$20

For the year ended December 31, 2018 and the period September 1 through December 31, 2017, purchases from Historical Dow and its affiliates were $320 million and $49 million, respectively. Historical DuPont also received transfers of certain feedstocks and energy from Historical Dow and its affiliates at cost which totaled $343 million for the year ended December 31, 2018.

Transactions with DowDuPont

DowDuPont primarily relies on distributions and other intercompany transfers from Historical DuPont and Historical Dow to fund payment of its costs and expenses. In November 2017, DowDuPont’s Board of Directors authorized an initial $4,000 million share repurchase program to buy back shares of DowDuPont common stock. The $4,000 million share repurchase program was completed in the third quarter of 2018. In February, May, August and November 2018, the Board declared first, second, third and fourth quarter dividends per share of DowDuPont common stock payable on March 15, 2018, June 15, 2018, September 15, 2018 and December 14, 2018, respectively. For the year ended December 31, 2018 and the period September 1 through December 31, 2017, Historical DuPont declared and paid distributions in cash to DowDuPont of about $2,806 million and $829 million, respectively, primarily to fund a portion of DowDuPont’s share repurchases and dividend payments for these periods.

In contemplation of the Intended Business Separations and to achieve the respective credit profiles of each of the intended future companies, DowDuPont completed a series of financing transactions in the fourth quarter of 2018, which included an offering of senior unsecured notes and the establishment of new term loan facilities (the “financing transactions”). In November and December of 2018, DowDuPont contributed a portion of the net proceeds of the notes offering to Historical DuPont to pay off or retire a portion of Historical DuPont’s existing debt liabilities, with additional contributions expected before the Intended Business Separations. See Note 15 for additional information.

In addition, at December 31, 2018 and 2017, Historical DuPont had a payable to DowDuPont of $103 million and $354 million, respectively, included in accounts payable in the Consolidated Balance Sheets related to its estimated 2018 and 2017 tax liabilities. See Note 9 for additional information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 8 — SUPPLEMENTARY INFORMATION

Sundry Income (Expense) — Net	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Royalty income [1]			$84	$170
Interest income	$92	$41	83	102
Equity in earnings of affiliates — net	51	1	55	99
Net gain on sales of businesses and other assets [2,3]	26	16	205	435
Net exchange (losses) gains	(110)	8	(394)	(106)
Non-operating pension and other post employment benefit credit (cost) [4]	368	134	(278)	(40)
Miscellaneous income and expenses — net [5]	116	24	132	7

Sundry income (expense) — net	$543	$224	$(113)	$667

1.

In the Successor periods, royalty income of $170 million and $60 million is included in Net Sales for the year ended December 31, 2018 and the period September 1, 2017 through December 31, 2017, respectively.

2.

Includes a pre-tax gain of $162 million ( $86 million net of tax) for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 4 for additional information.

3.

Includes a pre-tax gain of $369 million ( $214 million net of tax) for the year ended December 31, 2016 related to the sale of Historical DuPont (Shenzhen) Manufacturing Limited. See Note 4 for additional information.

4.

Includes non-service components of net periodic benefit credits (costs) (interest cost, expected return on plan assets, amortization of unrecognized (gain) loss, amortization of prior service benefit and curtailment/settlement gain). See Note 2 for discussion of ASU No. 2017-07.

5.

Miscellaneous income and expenses—net, includes interest items (in the Predecessor periods only), gains (losses) on available for sale securities, gains related to litigation settlements, licensing income, gains on purchases, and other items.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes the impacts of the company’s foreign currency hedging program on the company’s results of operations. The company routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions. The hedging program gains (losses) are largely taxable (tax deductible) in the United States (U.S.), whereas the offsetting exchange gains (losses) on the remeasurement of the net monetary asset positions are often not taxable (tax deductible) in their local jurisdictions. The net pre-tax exchange gains (losses) are recorded in sundry income (expense)—net and the related tax impact is recorded in provision for (benefit from) income taxes on continuing operations in the Consolidated Statements of Operations.

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Subsidiary Monetary Position (Loss) Gain
Pre-tax exchange (loss) gain [1]	$(204)	$(83)	$37	$198
Local tax benefits (expenses)	19	(3)	217	(126)

Net after-tax impact from subsidiary exchange (loss) gain	$(185)	$(86)	$254	$72

Hedging Program Gain (Loss)
Pre-tax exchange gain (loss) [2]	$94	$91	$(431)	$(304)
Tax (expenses) benefits	(21)	(33)	155	110

Net after-tax impact from hedging program exchange gain (loss)	$73	$58	$(276)	$(194)

Total Exchange (Loss) Gain
Pre-tax exchange (loss) gain	$(110)	$8	$(394)	$(106)
Tax (expenses) benefits	(2)	(36)	372	(16)

Net after-tax exchange (loss) gain	$(112)	$(28)	$(22)	$(122)

1.	Includes a net $75 million pre-tax exchange loss associated with the devaluation of the Argentine peso for the twelve months ended December 31, 2018.
2.	Includes a $50 million foreign exchange loss for the twelve months ended December 31, 2018 related to adjustments to foreign currency exchange contracts as a result of U.S. tax reform.

Cash, cash equivalents and restricted cash

The following table provides a reconciliation of cash and cash equivalents and restricted cash (included in other current assets) presented in the Consolidated Balance Sheets to the total cash, cash equivalents and restricted cash presented in the Consolidated Statements of Cash Flows. See Note 2 for additional information.

(In millions)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$4,466	$7,250
Restricted cash	500	558

Total cash, cash equivalents and restricted cash	$4,966	$7,808

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Historical DuPont entered into a trust agreement in 2013 (as amended and restated in 2017), establishing and requiring Historical DuPont to fund a trust (the “Trust”) for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the Merger was a change in control event. Restricted cash at December 31, 2018 and December 31, 2017 is related to the Trust.

Accrued and other current liabilities

Accrued and other current liabilities were $4,233 million at December 31, 2018 and $4,384 million at December 31, 2017. Deferred revenue and compensation and other employee-related costs, which are components of accrued and other current liabilities, were $1,927 million and $662 million at December 31, 2018, respectively and $2,014 million and $857 million at December 31, 2017, respectively. No other components of accrued and other current liabilities were more than 5 percent of total current liabilities.

NOTE 9 — INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax (“transition tax”) on earnings of certain foreign subsidiaries that were previously tax deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a territorial system. At December 31, 2017, the Company had not completed its accounting for the tax effects of The Act; however, as described below, the company made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), income tax effects of The Act were refined upon obtaining, preparing, or analyzing additional information during the measurement period. At December 31, 2018, the company had completed its accounting for the tax effects of The Act.

•

As a result of The Act, the company remeasured its U.S. federal deferred income tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. The company recorded a cumulative benefit of $2,755 million ( $2,716 million benefit in the year ended December 31, 2017 and $39 million benefit in the year ended December 31, 2018) to the provision for (benefit from) income taxes on continuing operations with respect to the remeasurement of the company’s deferred tax balances. Of the $39 million benefit booked in the year ended December 31, 2018, $114 million relates to the company’s discretionary pension contribution in 2018, which was deducted on a 2017 tax return. The remaining charges relate to purchase accounting adjustments made throughout 2018.

•

The Act requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. The company recorded a cumulative charge of $859 million ( $715 million charge in the year ended December 31, 2017 and $144 million charge in the year ended December 31, 2018) to the provision for (benefit from) income taxes on continuing operations with respect to the one-time transition tax.

•

In the year ended December 31, 2018, the company recorded an indirect impact of The Act related to prepaid tax on the intercompany sale of inventory. The amount recorded related to inventory was a $16 million charge to provision for income taxes on continuing operations.

•

For tax years beginning after December 31, 2017, The Act introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). The company has made the policy election to record any liability associated with GILTI in the period in which it is incurred.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Geographic Allocation of (Loss) Income and Provision for (Benefit from) Income Taxes	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
(Loss) Income from continuing operations before income taxes
Domestic	$(4,496)	$(811)	$409	$1,415
Foreign	(297)	(775)	1,382	1,308

(Loss) Income from continuing operations before income taxes	$(4,793)	$(1,586)	$1,791	$2,723

Current tax expense (benefit)
Federal	$(333)	$216	$(563)	$4
State and local	5	22	(11)	9
Foreign	453	187	282	539

Total current tax expense (benefit)	$125	$425	$(292)	$552

Deferred tax expense (benefit)
Federal	$162	$(2,790)	$476	$22
State and local	(29)	(48)	(8)	(29)
Foreign	(38)	(260)	(27)	96

Total deferred tax expense (benefit)	$95	$(3,098)	$441	$89

Provision for (Benefit from) income taxes on continuing operations	220	(2,673)	149	641

Net (loss) income from continuing operations	$(5,013)	$1,087	$1,642	$2,082

Pre-tax loss from continuing operations for the year ended December 31, 2018 includes a non-deductible $4,503 million non-cash goodwill impairment charge associated with the agriculture reporting unit, of which $3,193 million related to the U.S. and the remaining $1,310 million related to foreign operations.

In connection with the Merger, pre-tax loss from continuing operations for the year ended December 31, 2018 and the period September 1 through December 31, 2017 includes depreciation and amortization associated with the fair value that was allocated to the company’s tangible and intangible assets as well as costs of $1,628 million and $1,469 million, respectively, recognized in cost of goods sold related to the fair value step-up of inventories (See Note 3 for further information).

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Additionally, global pre-tax earnings from continuing operations for the year ended December 31, 2018, the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the year ended December 31, 2016 includes transaction costs associated with the Merger of $1,375 million, $314 million, $581 million, and $386 million, respectively.

Reconciliation to U.S. Statutory Rate	Successor		Predecessor
	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Statutory U.S. federal income tax rate	21.0%	35.0%	35.0%	35.0%
Equity earning effect	0.2	0.9	(0.5)	(0.8)
Effective tax rates on international operations — net	0.5	(9.5)	(11.4)	(9.2)
Acquisitions, divestitures and ownership restructuring activities [1,2,3]	(1.6)	15.8	5.2	1.9
U.S. research and development credit	0.6	0.4	(0.8)	(0.7)
Exchange gains/losses [4]	(0.5)	(1.8)	(12.9)	1.9
SAB 118 Impact of Enactment of U.S. Tax Reform [5]	(2.5)	126.1
Excess tax benefits from stock compensation [6]	0.1	0.1	(1.7)
Tax settlements and expiration of statute of limitations [7]	0.2	—	(3.8)	(1.1)
Goodwill impairment [8]	(21.4)	—	—	—
Other — net	(1.2)	1.5	(0.8)	(3.5)

Effective tax rate	(4.6)%	168.5%	8.3%	23.5%

1.	See Notes 3 and 4 for additional information.
2.	Includes a net tax charge of $74 million related to repatriation activities to facilitate the Intended Business Separations for the year ended December 31, 2018.
3.

Includes a net tax charge of $25 million and a net tax benefit of $261 million for the year ended December 31, 2018 and the period September 1 through December 31, 2017, respectively, related to an internal legal entity restructuring associated with the Intended Business Separations.

4.

Principally reflects the impact of foreign exchange gains and losses on net monetary assets for which no corresponding tax impact is realized. Further information about the company’s foreign currency hedging program is included in Note 8 and Note 20 under the heading Foreign Currency Risk.

5.	Reflects a net tax charge of $121 million associated with the company’s completion of the accounting for the tax effects of The Act for the year ended December 31, 2018.
6.

Reflects the impact of the adoption of ASU 2016-09, Compensation — Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, which was adopted January 1, 2017 and resulted in the recognition of excess tax benefits related to equity compensation in the (benefit from) provision for income taxes on continuing operations.

7.	The period January 1 through August 31, 2017 includes a tax benefit of $53 million for accrued interest reversals (recorded in sundry income (expense) — net).
8.

Reflects the impact of the non-tax-deductible impairment charge for the agriculture reporting unit and corresponding $75 million tax charge associated with a valuation allowance recorded against the net deferred tax asset position of a legal entity in Brazil for the year ended December 31, 2018.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Deferred Tax Balances at December 31	2018		2017
(In millions)	Assets	Liabilities	Assets	Liabilities
Property	$—	$1,043	$—	$1,160
Tax loss and credit carryforwards [1]	1,390	—	1,452	—
Accrued employee benefits	1,802	169	1,988	68
Other accruals and reserves	323	51	333	39
Intangibles	320	5,876	284	6,286
Inventory	129	371	130	597
Long-term debt	24	—	109	—
Investments	114	581	23	453
Unrealized exchange gains/losses	—	141	—	71
Other — net	280	141	260	121

Subtotal	$4,382	$8,373	$4,579	$8,795
Valuation allowances [1,2,3]	(1,087)	—	(1,140)	—

Total	$3,295	$8,373	$3,439	$8,795

Net Deferred Tax Liability	$(5,078)		$(5,356)

1.	Primarily related to the realization of recorded tax benefits on tax loss carryforwards from operations in the United States, Brazil, and Luxembourg.
2.

The company has corrected its valuation allowance (with a corresponding reduction in tax loss and credit carryforwards) in the amount of $238 million as a result of a change in the Delaware state apportionment methodology.

3.

During the year ended December 31, 2018, the company established a full valuation allowance against the net deferred tax asset position of a legal entity in Brazil due to revised financial projections, resulting in tax expense of $75 million. See Note 14 for additional information.

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2018	2017
Operating loss carryforwards
Expire within 5 years	$76	$42
Expire after 5 years or indefinite expiration	1,137	1,245

Total operating loss carryforwards	$1,213	$1,287

Tax credit carryforwards
Expire within 5 years	$8	$10
Expire after 5 years or indefinite expiration	169	155

Total tax credit carryforwards	$177	$165

Total Operating Loss and Tax Credit Carryforwards	$1,390	$1,452

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Total Gross Unrecognized Tax Benefits [1]	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Total unrecognized tax benefits as of beginning of period	$741	$709	$596	$906
Decreases related to positions taken on items from prior years	(44)	(2)	(19)	(46)
Increases related to positions taken on items from prior years	74	9	3	33
Increases related to positions taken in the current year	9	28	49	55
Settlement of uncertain tax positions with tax authorities	(13)	1	(6)	(314)
Decreases due to expiration of statutes of limitations	(5)	(5)	(86)	(41)
Exchange (gain) loss	(13)	1	1	3

Total unrecognized tax benefits as of end of period	$749	$741	$538	$596

Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$157	$253	$188	$253
Total amount of interest and penalties (benefit) recognized in Provision for income taxes on continuing operations	$11	$1	$(27)	$10
Total accrual for interest and penalties associated with unrecognized tax benefits	$45	$47	$40	$98

1.	The prior year amounts have been revised for amounts previously omitted.

Each year the company files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the company. As a result, there is an uncertainty in income taxes recognized in the company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. It is reasonably possible that changes to the company’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Tax years that remain subject to examination for the company’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at Dec 31, Jurisdiction	Earliest Open Year
Brazil	2012
Canada	2013
China	2014
Denmark	2012
Germany	2006
India	2001
The Netherlands	2017
Switzerland	2014
United States:
Federal income tax	2012
State and local income tax	2004

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $15,565 million at December 31, 2018 and $15,408 million at December 31, 2017. In addition to the U.S. federal tax imposed by The Act on all accumulated unrepatriated earnings through December 31, 2017, The Act introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings as of December 31, 2018 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. The company is still asserting indefinite reinvestment related to certain investments in foreign subsidiaries. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

During 2018, in connection with the Intended Business Separations, the company repatriated certain funds from its non-U.S. subsidiaries that were not needed to finance local operations. During the year ended December 31, 2018, the company recorded net tax expense of $74 million associated with foreign withholding tax incurred in connection with these repatriation activities.

Historical DuPont and its subsidiaries are included in DowDuPont’s consolidated federal income tax group and consolidated tax return. Generally, the consolidated tax liability of the DowDuPont U.S. tax group for each year will be apportioned among the members of the consolidated group based on each member’s separate taxable income. Historical DuPont and Historical Dow intend that to the extent Federal and/or State corporate income tax liabilities are reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with a tax sharing agreement and/or tax matters agreement.

NOTE 10 — EARNINGS PER SHARE OF COMMON STOCK

Upon completion of the Merger, each share of Historical DuPont Common Stock was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont Common Stock, in addition to cash in lieu of any fractional shares of DowDuPont Common Stock issued and therefore earnings per share of common stock information is not presented for the Successor periods.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Set forth below is a reconciliation of the numerator and denominator for basic and diluted earnings per share calculations for the Predecessor periods indicated below:

(In millions, except share amounts)	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Numerator:
Income from continuing operations after income taxes attributable to Historical DuPont	$1,624	$2,072
Preferred dividends	(7)	(10)

Income from continuing operations after income taxes available to Historical DuPont common stockholders	$1,617	$2,062

Income from discontinued operations after income taxes available to Historical DuPont common stockholders	117	441

Net income available to common stockholders	$1,734	$2,503

Denominator:
Weighted-average number of common shares outstanding — Basic	867,888,000	872,560,000
Dilutive effect of the company’s employee compensation plans	4,532,000	4,476,000

Weighted-average number of common shares outstanding — Diluted	872,420,000	877,036,000

The following average number of stock options were antidilutive, and therefore not included in the dilutive earnings per share calculations:

	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Average number of stock options	1,906	4,794,000

NOTE 11 — ACCOUNTS AND NOTES RECEIVABLE — NET

(In millions)	December 31, 2018	December 31, 2017
Accounts receivable — trade [1]	$3,912	$3,777
Notes receivable — trade [2]	218	199
Other [3]	1,404	1,263

Total accounts and notes receivable — net	$5,534	$5,239

1.

Accounts receivable — trade is net of allowances of $85 million at December 31, 2018 and $10 million at December 31, 2017. Allowances are equal to the estimated uncollectible amounts. That estimate is based on

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.
2.

Notes receivable — trade primarily consists of receivables within the agriculture product line for deferred payment loan programs for the sale of seed products to customers. These loans have terms of one year or less and are primarily concentrated in North America. The company maintains a rigid pre-approval process for extending credit to customers in order to manage overall risk and exposure associated with credit losses. As of December 31, 2018 and 2017, there were no significant past due notes receivable which required a reserve, nor were there any significant impairments related to current loan agreements.

3.

Other includes receivables in relation to value added tax, fair value of derivative instruments, indemnification assets, related parties (see Note 7 for further information), and general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 12 — INVENTORIES

(In millions)	December 31, 2018	December 31, 2017
Finished products	$4,204	$4,500
Semi-finished products	1,769	2,769
Raw materials	481	371
Stores and supplies	441	447

Total	$6,895	$8,087

Adjustment of inventories to a LIFO basis	512	546

Total inventories	$7,407	$8,633

As a result of the Merger, a fair value step-up of $3,840 million was recorded for inventories. Of this amount, $1,563 million and $1,434 million was recognized in cost of goods sold within (loss) income from continuing operations for the year ended December 31, 2018 and the period September 1 through December 31, 2017, respectively. See Note 3 for additional information regarding the Merger.

NOTE 13 — PROPERTY, PLANT AND EQUIPMENT

(In millions)	December 31, 2018	December 31, 2017
Land and land improvements	$915	$913
Buildings	2,656	2,747
Machinery and equipment	8,731	8,104
Construction in progress	1,604	1,114

Total property, plant and equipment	13,906	12,878

Accumulated depreciation	(1,720)	(443)

Total property, plant and equipment—net	$12,186	$12,435

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Buildings, machinery and equipment and land improvements are depreciated over useful lives on a straight-line basis ranging from 1 to 25 years. Capitalizable costs associated with computer software for internal use are amortized on a straight-line basis over 1 to 8 years.

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Depreciation expense	$1,308	$426	$589	$907

NOTE 14 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017:

(In millions)
Balance as of December 31, 2016 (Predecessor)	$4,169
Currency Translation Adjustment	176
Other Goodwill Adjustments and Acquisitions	198

Balance as of August 31, 2017 (Predecessor)	$4,543

Balance at September 1, 2017 (Successor)	$45,105
Currency Translation Adjustment	(234)
Goodwill Recognized for H&N Acquisition	718

Balance as of December 31, 2017 (Successor)	$45,589
Currency Translation Adjustment	(806)
Measurement Period Adjustments — Merger	392
Measurement Period Adjustments — H&N Business	14
Goodwill Impairment Loss	(4,503)

Balance as of December 31, 2018 (Successor)	$40,686

The company tests goodwill and intangible assets for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As mentioned in Note 1, in connection with the Merger, the company’s assets and liabilities were measured at fair value as of the date of the Merger. As the carrying value and the fair value of all reporting units and assets were equal at this date, this resulted in little, if any, margin of fair value in excess of carrying value. As a result, the company’s reporting units became susceptible to impairment for any decline in fair value.

In connection with the Merger, the company adopted the policy of DowDuPont and performs its annual goodwill impairment test in the fourth quarter. In the fourth quarter 2017, a qualitative assessment was performed on all reporting units that carry goodwill. Based on the qualitative assessment, management concluded it was not more likely than not that the carrying value of the reporting unit exceeds the fair value of the reporting unit, and therefore no impairment was recorded.

During the third quarter of 2018, and in connection with strategic business reviews, the company assembled updated financial projections. The revised financial projections of the agriculture reporting unit assessed and

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

quantified the impacts of developing market conditions, events and circumstances that have evolved throughout 2018, resulting in a reduction in the forecasts of sales and profitability as compared to prior forecasts. The reduction in financial projections was principally driven by lower growth in sales and margins in North America and Latin America and unfavorable currency impacts related to the Brazilian real. The lower growth expectation is driven by reduced planted area, an expected unfavorable shift to soybeans from corn in Latin America, and delays in expected product registrations. In addition, decreases in commodity prices and higher than anticipated industry grain inventories are expected to impact farmers’ income and buying choices resulting in shifts to lower technologies and pricing pressure. The company considered the combination of these factors and the resulting reduction in its forecasted projections for the agriculture reporting unit and determined it was more likely than not that the fair value of the agriculture reporting unit was less than the carrying value, thus requiring the performance of an updated goodwill and intangible asset impairment analysis for the agriculture reporting unit as of September 30, 2018.

The company performed an interim impairment analysis for the agriculture reporting unit using a discounted cash flow model (a form of the income approach), utilizing Level 3 unobservable inputs. The company’s significant estimates in this analysis include, but are not limited to, future cash flow projections, Merger-related cost and growth synergies, the weighted average cost of capital, the terminal growth rate, and the tax rate. The company believes the current assumptions and estimates utilized are both reasonable and appropriate. The key assumption driving the change in fair value was the lower financial projections discussed above. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the company’s estimates. If the company’s ongoing estimates of future cash flows are not met, the company may have to record additional impairment charges in future periods. The company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategy. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Based on the analysis performed, the company determined that the carrying amount of the agriculture reporting unit exceeded its fair value resulting in a pre-tax, non-cash goodwill impairment charge of $4,503 million, reflected in goodwill impairment charge in the company’s Consolidated Statement of Operations for the year ended December 31, 2018. None of the charge was tax-deductible.

In reviewing the indefinite-lived intangible assets, the company also determined that the fair value of certain IPR&D assets had declined as a result of delays in timing of commercialization and increases to expected R&D costs. The company performed an analysis of the fair value using the relief from royalty method (a form of the income approach) using Level 3 inputs within the fair value hierarchy. The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows. As a result, the company recorded a pre-tax, non-cash intangible asset impairment charge of $85 million ( $66 million after tax), which is reflected in restructuring and asset related charges — net, in the company’s Consolidated Statement of Operations for the year ended December 31, 2018.

In the fourth quarter of 2018, the company performed quantitative testing on all of its reporting units and determined that no further impairments exist. Due to the carrying value and fair value of the reporting units being equal at the date of the Merger resulting in little, if any, margin of fair value in excess of carrying value, the company believes all reporting units are at risk to have impairment charges in future periods.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

(In millions)	December 31, 2018			December 31, 2017
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (Definite-lived):
Customer-related	$9,325	$(744)	$8,581	$9,502	$(186)	$9,316
Developed technology	4,506	(628)	3,878	4,364	(144)	4,220
Trademarks/trade names	1,084	(114)	970	1,117	(26)	1,091
Favorable supply contracts	475	(111)	364	495	(17)	478
Microbial cell factories	386	(22)	364	397	(6)	391
Other [1]	377	(32)	345	459	(10)	449

Total other intangible assets with finite lives	16,153	(1,651)	14,502	16,334	(389)	15,945

Intangible assets not subject to amortization (Indefinite-lived):
IPR&D [2]	545	—	545	660	—	660
Germplasm [3]	6,265	—	6,265	6,265	—	6,265
Trademarks / trade names	4,741	—	4,741	4,856	—	4,856

Total other intangible assets	11,551	—	11,551	11,781	—	11,781

Total	$27,704	$(1,651)	$26,053	$28,115	$(389)	$27,726

1.	Primarily consists of sales and farmer networks, marketing and manufacturing alliances and noncompetition agreements.
2.	Refer to discussion of impairment analysis above.
3.

Germplasm is the pool of genetic source material and body of knowledge gained from the development and delivery stage of plant breeding. This intangible asset is expected to contribute to cash flows beyond the foreseeable future and there are no legal, regulatory, contractual, or other factors which limit its useful life.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

In connection with the Merger, the company recorded $27,071 million of intangible assets, as shown in the table below, representing the fair values at the Merger date. See Note 3 for additional information regarding the Merger.

Intangible Assets (Amounts in millions)	Gross Carrying Amount	Weighted-average Amortization Period (years)
Intangible assets with finite lives:
Customer-related	$9,215	17
Developed technology	4,239	12
Trademarks/trade names	1,045	16
Microbial cell factories	400	23
Other	461	17

Total other intangible assets with finite lives	$15,360

Intangible assets with indefinite lives:
IPR&D	$660
Germplasm	6,263
Trademarks/trade names	4,788

Total intangible assets	$27,071

The aggregate pre-tax amortization expense from continuing operations for definite-lived intangible assets was $1,281 million for the year ended December 31, 2018, $389 million for the period September 1 through December 31, 2017, $139 million for the period January 1 through August 31, 2017, and $319 million for the year ended December 31, 2016, respectively.

Total estimated amortization expense for the next five fiscal years is as follows:

(In millions)
2019	$1,228
2020	$1,211
2021	$1,199
2022	$1,182
2023	$1,078

NOTE 15 — SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

The following tables summarize the company’s short-term borrowings and capital lease obligations and long-term debt:

Short-term borrowings and capital lease obligations (In millions)	December 31, 2018	December 31, 2017
Commercial paper	$1,847	$1,436
Other loans — various currencies	16	28
Long-term debt payable within one year	268	1,314
Capital lease obligations payable within one year	29	1

Total short-term borrowings and capital lease obligations	$2,160	$2,779

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The estimated fair value of the company’s short-term borrowings, including interest rate financial instruments, was determined using Level 2 inputs within the fair value hierarchy, as described in Note 1 and Note 21. Based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities, the fair value of the company’s short-term borrowings and capital lease obligations was $2,160 million and $2,780 million at December 31, 2018 and 2017, respectively.

The weighted-average interest rate on short-term borrowings outstanding at December 31, 2018 and 2017 was 3.0 percent and 1.8 percent, respectively. The increase in the interest rate for 2018 was primarily due to higher borrowing rates on commercial paper.

Long-Term Debt (In millions)	December 31, 2018		December 31, 2017
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Promissory notes and debentures [1]:
Final maturity 2018	$—	—%	$1,280	1.59%
Final maturity 2019	263	2.23%	521	2.23%
Final maturity 2020	2,496	2.14%	3,070	1.79%
Final maturity 2021	475	2.08%	1,580	2.07%
Final maturity 2023	386	2.48%	1,269	2.48%
Final maturity 2024 and thereafter	249	3.69%	2,223	3.80%
Other facilities:
Term loan due 2020 [2]	2,000	3.46%	1,500	2.35%
Other loans	15	4.32%	18	4.32%
Foreign currency loans, various rates and maturities	—	—%	30	2.85%
Medium-term notes, varying maturities through 2043	110	2.37%	110	1.22%
Capital lease obligations	88		4
Less: Unamortized debt discount and issuance costs	2		—
Less: Long-term debt due within one year	268		1,314

Total	$5,812		$10,291

1.	See discussion of debt extinguishment that follows.
2.	The Term Loan Facility was amended in 2018 to extend the maturity date to June 2020.

Principal payments of long-term debt for the next five years are as follows:

Maturities of Long-Term Debt For Next Five Years [1] (In millions)
2019	$295
2020	$4,504
2021	$484
2022	$17
2023	$392

1.	Excludes unamortized debt step-up premium.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The estimated fair value of the company’s long-term borrowings, was determined using Level 2 inputs within the fair value hierarchy, as described in Note 1 and Note 21. Based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities, the fair value of the company’s long-term borrowings, not including long-term debt due within one year, was $5,800 million and $10,250 million at December 31, 2018 and 2017, respectively.

Available Committed Credit Facilities

The following table summarizes the company’s credit facilities:

Committed and Available Credit Facilities at December 31, 2018 (In millions)	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Revolving Credit Facility	March 2018	$3,000	$2,956	June 2020	Floating Rate
Term Loan Facility	March 2018	4,500	2,500	June 2020	Floating Rate

Total Committed and Available Credit Facilities		$7,500	$5,456

Debt Offering

In May 2017, the company completed an underwritten public offering of $1,250 million of the company’s 2.20 percent Notes due 2020 and $750 million of the company’s Floating Rate Notes due 2020 (the “May 2017 Debt Offering”). The proceeds of this offering were used to make a discretionary pension contribution to the company’s principal U.S. pension plan. See Note 18 for further discussion regarding this contribution.

Term Loan Facility

In March 2016, the company entered into a credit agreement that provides for a three -year, senior unsecured term loan facility in the aggregate principal amount of $4,500 million (the “Term Loan Facility”) under which Historical DuPont may make up to seven term loan borrowings and amounts repaid or prepaid are not available for subsequent borrowings. The proceeds from the borrowings under the Term Loan Facility will be used for the company’s general corporate purposes including debt repayment, working capital and funding a portion of DowDuPont’s costs and expenses. The Term Loan Facility was amended in 2018 to extend the maturity date to June 2020, at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable, and to extend the date on which the commitment to lend terminates to June 2019. At December 31, 2018, the company had made four term loan borrowings in an aggregate principal amount of $2,000 million and had unused commitments of $2,500 million under the Term Loan Facility.

In 2018, the company also amended its $3,000 million revolving credit facility to extend the maturity date to June 2020.

Debt Extinguishment

On November 13, 2018, Historical DuPont launched a tender offer (the “Tender Offer”) to purchase $6.2 billion aggregate principal amount of its outstanding debt securities (the “Tender Notes”). The Tender Offer expired on December 11, 2018 (the “Expiration Date”). At the Expiration Date, $4,409 million aggregate principal amount of the Tender Notes had been validly tendered and was accepted for payment. In exchange for such validly tendered Tender Notes, Historical DuPont paid a total of $4,849 million, which included breakage fees and all applicable accrued and unpaid interest on such Tender Notes. DowDuPont contributed cash (generated from its notes offering) to Historical DuPont to fund the settlement of the Tender Offer and payment of associated fees. Historical DuPont recorded a loss from early extinguishment of debt of $81 million, primarily related to the difference between the redemption price and the par value of the notes, mostly offset by the write-off of unamortized step-up related to the fair value step-up of Historical DuPont’s debt.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Uncommitted Credit Facilities and Outstanding Letters of Credit

Unused bank credit lines on uncommitted credit facilities were $663 million at December 31, 2018. These lines are available to support short-term liquidity needs and general corporate purposes including letters of credit. Outstanding letters of credit were $172 million at December 31, 2018. These letters of credit support commitments made in the ordinary course of business.

NOTE 16 — COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees

Indemnifications

In connection with acquisitions and divestitures as of December 31, 2018, the company has indemnified respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. In addition, the company indemnifies its duly elected or appointed directors and officers to the fullest extent permitted by Delaware law, against liabilities incurred as a result of their activities for the company, such as adverse judgments relating to litigation matters. If the indemnified party were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, the company would be required to reimburse the indemnified party. The maximum amount of potential future payments is generally unlimited.

Obligations for Equity Affiliates & Others

The company has directly guaranteed various debt obligations under agreements with third parties related to equity affiliates, customers and suppliers. At December 31, 2018 and December 31, 2017, the company had directly guaranteed $259 million and $297 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that the company could be required to make under the guarantees. The company would be required to perform on these guarantees in the event of default by the guaranteed party.

The company assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

In certain cases, the company has recourse to assets held as collateral, as well as personal guarantees from customers and suppliers. Assuming liquidation, these assets are estimated to cover approximately 17 percent of the $90 million of guaranteed obligations of customers and suppliers. Set forth below are the company’s guaranteed obligations at December 31, 2018.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following tables provide a summary of the final expiration and maximum future payments for each type of guarantee:

Guarantees at December 31, 2018 (In millions)	Final Expiration	Maximum Future Payments
Obligations for customers [1]:
Bank borrowings	2022	$90
Obligations for non-consolidated affiliates [2]:
Bank borrowings	2019	165
Residual value guarantees [3]	2025	4

Total guarantees		$259

1.

Existing guarantees for select customers, as part of contractual agreements. The terms of the guarantees are equivalent to the terms of the customer loans that are primarily made to finance customer invoices. Of the total maximum future payments, $89 million had terms less than a year.

2.	Existing guarantees for non-consolidated affiliates’ liquidity needs in normal operations.
3.

The company provides guarantees related to leased assets specifying the residual value that will be available to the lessor at lease termination through sale of the assets to the lessee or third parties.

Operating Leases

The company uses various leased facilities and equipment in its operations. The terms for these leased assets vary depending on the lease agreement.

Future minimum lease payments under non-cancelable operating leases are $242 million, $128 million, $90 million, $66 million and $44 million for the years 2019, 2020, 2021, 2022 and 2023, respectively, and $85 million for subsequent years and are not reduced by non-cancelable minimum sublease rentals due in the future in the amount of $2 million. Net rental expense under operating leases was $271 million, $105 million, $179 million and $242 million for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively.

Litigation

The company is subject to various legal proceedings arising out of the normal course of its current and former business operations, including product liability, intellectual property, commercial, environmental and antitrust lawsuits. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on the company’s results of operations, consolidated financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

PFOA Liabilities

Historical DuPont is a party to legal proceedings relating to the use of PFOA (collectively, perfluorooctanoic acids and its salts, including the ammonium salt) by its former Performance Chemicals segment, which separated from DuPont in July 2015 through the spin-off of all the issued and outstanding stock of Chemours. While it is reasonably possible that the company could incur liabilities related to PFOA, any such liabilities are not expected to be material. As discussed in Note 4 and below, the company is indemnified by Chemours under the Chemours

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Separation Agreement, as amended. The company has recorded a liability of $20 million and an indemnification asset of $20 million at December 31, 2018, primarily related to testing drinking water in and around certain historic company sites and offering treatment or an alternative supply of drinking water if tests indicate the presence of PFOA in drinking water at or greater than the national health advisory level established from time to time by the EPA.

Leach Settlement and MDL Settlement

Historical DuPont has residual liabilities under its 2004 settlement of a West Virginia state court class action, Leach v. DuPont, which alleged that PFOA from Historical DuPont’s former Washington Works facility had contaminated area drinking water supplies and affected the health of area residents. The settlement class has about 80,000 members. In addition to relief that was provided to class members years ago, the settlement requires Historical DuPont to continue providing PFOA water treatment to six area water districts and private well users and to fund, through an escrow account, up to $235 million for a medical monitoring program for eligible class members. As of December 31, 2018, approximately $2 million had been contributed to the account since its establishment in 2012 and $1 million disbursed.

The Leach settlement permits class members to pursue personal injury claims for six health conditions (and no others) that an expert panel appointed under the settlement reported in 2012 had a “probable link” (as defined in the settlement) with PFOA: pregnancy-induced hypertension, including preeclampsia; kidney cancer; testicular cancer; thyroid disease; ulcerative colitis; and diagnosed high cholesterol. After the expert panel reported its findings, approximately 3,550 personal injury lawsuits were filed in federal and state courts in Ohio and West Virginia and consolidated in multi-district litigation in the U.S. District Court for the Southern District of Ohio (“MDL”). The MDL was settled in early 2017 for $670.7 million in cash, with Chemours and Historical DuPont (without indemnification from Chemours) each paying half.

Post-MDL Settlement PFOA Personal Injury Claims

The MDL settlement did not resolve claims of plaintiffs who did not have claims in the MDL or whose claims are based on diseases first diagnosed after February 11, 2017. At December 31, 2018, approximately 43 lawsuits were pending alleging personal injury, including kidney and testicular cancer, thyroid disease and ulcerative colitis, from exposure to PFOA through air or water, only 3 of which are not part of the MDL or were not otherwise filed on behalf of Leach class members.

Other PFOA Actions

Historical DuPont is a party to other PFOA lawsuits that do not involve claims for personal injury. Chemours, pursuant to the Chemours Separation Agreement, is defending all of these lawsuits.

New York. Historical DuPont is a defendant in about 25 lawsuits, including a putative class action, brought by persons who live in and around Hoosick Falls, New York. These lawsuits assert claims for medical monitoring and property damage based on alleged PFOA releases from manufacturing facilities owned and operated by co-defendants in Hoosick Falls and allege that Historical DuPont and 3M supplied some of the materials used at these facilities. Historical DuPont is also one of more than ten defendants in a lawsuit brought by the Town of East Hampton, New York alleging PFOA and perfluorooctanesulfonic acid (“PFOS”) contamination of the town’s well water.

New Jersey. Historical DuPont is a defendant in two lawsuits alleging that PFOA from Historical DuPont’s former Chambers Works facility contaminated drinking water sources. One lawsuit is by a local water utility and the other is a putative class action on behalf of persons who live within two to three miles of the Chambers Works facility.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Alabama. Historical DuPont is one of more than thirty defendants in one lawsuit by a local water utility alleging contamination from perfluorinated chemicals and compounds (“PFCs”), including PFOA, used by co-defendant carpet manufacturers to make their products more stain and grease resistant.

Ohio. Historical DuPont is a defendant in two lawsuits, one brought by the State of Ohio based on alleged damage to natural resources, and the other a putative nationwide class action brought on behalf of anyone who has detectable levels of perfluorinated chemicals, including PFOA, in their blood.

Chemours Separation Agreement Amendment

As discussed in Note 4, concurrent with the MDL Settlement, Historical DuPont and Chemours amended the Chemours Separation Agreement to provide for a limited sharing of potential future PFOA liabilities for a five -year period that began on July 6, 2017. During that five -year period, Chemours will annually pay the first $25 million of future PFOA liabilities and, if that amount is exceeded, Historical DuPont will pay any excess amount up to the next $25 million, with Chemours annually bearing any excess liabilities above that amount. At the end of the five -year period, this limited sharing agreement will expire, and Chemours’ indemnification obligations under the Chemours Separation Agreement will continue unchanged. As part of this amendment, Chemours also agreed that it would not contest its liability for PFOA liabilities on the basis of certain ostensible defenses it had previously raised, including defenses relating to punitive damages, and would waive any such defenses with respect to PFOA liabilities. Chemours has, however, retained defenses as to whether any particular PFOA claim is within the scope of the indemnification provisions of the Chemours Separation Agreement.

There have been no charges incurred by Historical DuPont under this arrangement through December 31, 2018.

Fayetteville Works Facility, North Carolina

Prior to the separation of Chemours, the company introduced GenX as a polymerization processing aid and a replacement for PFOA at the Fayetteville Works facility in Bladen County, North Carolina. The facility is now owned and operated by Chemours, which continues to manufacture and use GenX. In 2017, the facility became and continues to be the subject of inquiries and government investigations relating to the alleged discharge of GenX and certain similar compounds into the air and Cape Fear River.

In August 2017, the U.S. Attorney’s Office for the Eastern District of North Carolina served the company with a grand jury subpoena for testimony and documents related to these discharges. Historical DuPont was served with additional subpoenas relating to the same issue and in the second quarter 2018, received a subpoena expanding the scope to any PFCs discharged from the Fayetteville Works facility into the Cape Fear River. It is possible that these ongoing inquiries and investigations, including the grand jury subpoena, could result in penalties or sanctions, or that additional litigation will be instituted against Chemours, the company, or both.

At December 31, 2018, several actions are pending in federal court against Chemours and the company. One of these actions is a consolidated putative class action that asserts claims for medical monitoring and property damage on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River. Another action is a consolidated action brought by various North Carolina water authorities, including the Cape Fear Public Utility Authority and Brunswick County, that seek actual and punitive damages as well as injunctive relief. In addition, an action is pending in North Carolina state court on behalf of about 100 plaintiffs who own wells and property near the Fayetteville Works facility. The plaintiffs seek damages for nuisance allegedly caused by releases of certain PFCs from the site.

While it is reasonably possible that the company could incur liabilities related to the actions described above, any such liabilities are not expected to be material.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The company has an indemnification claim against Chemours with respect to current and future inquiries and claims, including lawsuits, related to the foregoing. At December 31, 2018, Chemours, with reservations, is defending and indemnifying the company in the pending civil actions.

Environmental

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At December 31, 2018, the company had accrued obligations of $381 million for probable environmental remediation and restoration costs, including $54 million for the remediation of Superfund sites. These obligations are included in accrued and other current liabilities and other noncurrent obligations in the Consolidated Balance Sheets. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to $750 million above the amount accrued at December 31, 2018. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the company’s results of operations, financial condition and cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. At December 31, 2017, the company had accrued obligations of $433 million for probable environmental remediation and restoration costs, including $67 million for the remediation of Superfund sites.

Pursuant to the Chemours Separation Agreement, the company is indemnified by Chemours for certain environmental matters that have an estimated liability of $193 million as of December 31, 2018, which is included in the company’s liability of $381 million, and a potential exposure that ranges up to approximately $310 million above the amount accrued. As such, the company has recorded an indemnification asset of $193 million corresponding to the company’s accrual balance related to these matters at December 31, 2018, including $35 million related to the Superfund sites.

NOTE 17 — STOCKHOLDERS’ EQUITY

Share Repurchase Program

2015 Share Buyback Plan

In the first quarter 2015, Historical DuPont announced its intention to buy back shares of about $4,000 million using the distribution proceeds received from Chemours. During the second half of 2016, the company purchased and retired 13.2 million shares in the open market for a total cost of $916 million. As of December 31, 2016, in aggregate, the company paid $2,916 million and received and retired 48.2 million shares. The authorization under this buyback program expired as of January 1, 2017.

Treasury Stock

Immediately prior to the closing of the Merger Transaction, all 87 million shares of Historical DuPont common stock that were held in treasury were automatically canceled and retired for no consideration. Common stock held in treasury was recorded at cost. When retired, the excess of the cost of treasury stock over its par value was allocated between retained earnings ($5,657 million) and additional paid-in capital ($1,044 million).

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Set forth below is a reconciliation of common stock share activity for the year ended December 31, 2018, the period September 1, 2017 through December 31, 2017, the period January 1 through August 31, 2017 and the year ended December 31, 2016.

Shares of common stock	Issued	Held In Treasury
Balance January 1, 2016 (Predecessor)	958,388,000	(87,041,000)
Issued	4,808,000	—
Repurchased	—	(13,152,000)
Retired	(13,152,000)	13,152,000

Balance December 31, 2016 (Predecessor)	950,044,000	(87,041,000)
Issued	5,335,000	—
Retired	(87,041,000)	87,041,000

Balance August 31, 2017 (Predecessor)	868,338,000	—

Balance September 1, 2017, December 31, 2017 and December 31, 2018 (Successor) [1]	100	—

1.	All of the company’s issued and outstanding common stock is held by the DowDuPont Inc. at September 1, 2017 and December 31, 2018.

Noncontrolling Interest

During the year ended December 31, 2018, DowDuPont recorded measurement period adjustments reflect facts and circumstances in existence as of the Merger Effectiveness Time, which included an increase of $61 million in noncontrolling interests. See Note 3 for further information regarding The Merger and final purchase price allocations.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other Comprehensive (Loss) Income

The changes and after-tax balances of components comprising accumulated other comprehensive loss are summarized below:

(In millions)	Cumulative Translation Adjustment [1]	Derivative Instruments	Pension Benefit Plans [2]	Other Benefit Plans	Unrealized Gain (Loss) on Investments	Total
2016
Balance January 1, 2016 (Predecessor)	$(2,333)	$(24)	$(7,043)	$22	$(18)	$(9,396)
Other comprehensive (loss) income before reclassifications	(510)	20	(271)	(81)	(8)	(850)
Amounts reclassified from accumulated other comprehensive income (loss)	—	11	594	(298)	28	335

Net other comprehensive (loss) income	(510)	31	323	(379)	20	(515)

Balance December 31, 2016 (Predecessor)	$(2,843)	$7	$(6,720)	$(357)	$2	$(9,911)

2017
Other comprehensive income (loss) before reclassifications	1,042	3	(78)	—	1	968
Amounts reclassified from accumulated other comprehensive income (loss)	—	(13)	325	10	(1)	321

Net other comprehensive income (loss)	1,042	(10)	247	10	—	1,289

Balance August 31, 2017 (Predecessor)	$(1,801)	$(3)	$(6,473)	$(347)	$2	$(8,622)

Balance September 1, 2017 (Successor) [3]	$—	$—	$—	$—	$—	$—
Other comprehensive income (loss) before reclassifications	(454)	(2)	128	(53)	—	(381)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—	—	—	—

Net other comprehensive (loss) income	(454)	(2)	128	(53)	—	(381)

Balance December 31, 2017 (Successor)	$(454)	$(2)	$128	$(53)	$—	$(381)

2018
Other comprehensive income (loss) before reclassifications	(1,512)	(19)	(723)	132	—	(2,122)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(5)	5	—	—	—

Net other comprehensive (loss) income	(1,512)	(24)	(718)	132	—	(2,122)

Balance December 31, 2018 (Successor)	$(1,966)	$(26)	$(590)	$79	$—	$(2,503)

1.

The cumulative translation adjustment losses for the year ended December 31, 2018, and for the period September 1 through December 31, 2017, are primarily driven by the strengthening of the USD against the European Euro (“EUR”) and the Brazilian real (“BRL”). The cumulative translation adjustment gain for the period January 1 through August 31, 2017 is primarily driven by the weakening of the USD against the EUR. The currency translation loss for the year ended December 31, 2016 is primarily driven by the strengthening of the USD against the EUR partially offset by the weakening of the USD against the BRL.

2.

The Pension Benefit Plans loss recognized in other comprehensive (loss) income during the year ended December 31, 2016 includes the impact of the remeasurement of the principal U.S. pension plan as of June 30, 2016. See Note 18 for additional information.

3.

In connection with the Merger, previously unrecognized prior service benefits and net losses related to Historical DuPont’s pension and other post employment benefit (“OPEB”) plans were eliminated as a result of reflecting the balance sheet at fair value as of the date of the Merger. See Note 3 and 18 for further information regarding the Merger and pension and OPEB plans, respectively.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The tax (expense) benefit on the net activity related to each component of other comprehensive income (loss) were as follows:

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Derivative instruments	$6	$1	$6	$(19)
Pension benefit plans — net	201	(37)	(145)	(163)
Other benefit plans — net	(40)	15	(5)	194

Benefit from (provision for) income taxes related to other comprehensive income (loss) items	$167	$(21)	$(144)	$12

A summary of the reclassifications out of accumulated other comprehensive loss is provided as follows:

	Successor		Predecessor		Income Classification
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Derivative Instruments:	$(6)	$—	$(21)	$18	(1)
Tax expense (benefit)	1	—	8	(7)	(2)

After-tax	$(5)	$—	$(13)	$11

Amortization of pension benefit plans:
Prior service benefit	—	—	(3)	(6)	(3	),(4)
Actuarial losses	—	—	506	822	(3	),(4)
Curtailment loss	7	—	—	40	(3	),(4)
Settlement loss	(2)	—	—	62	(3	),(4)

Total before tax	$5	$—	$503	$918
Tax expense (benefit)	—	—	(178)	(324)	(2)

After-tax	$5	$—	$325	$594

Amortization of other benefit plans:
Prior service benefit	—	—	(46)	(134)	(3	),(4)
Actuarial losses	—	—	61	78	(3	),(4)
Curtailment gain	—	—	—	(392)	(3	),(4)

Total before tax	$—	$—	$15	$(448)
Tax (benefit) expense	—	—	(5)	150	(2)

After-tax	$—	$—	$10	$(298)

Net realized (losses) gains on investments, before tax:	—	—	(1)	28	(4)
Tax expense	—	—	—	—	(2)

After-tax	$—	$—	$(1)	$28

Total reclassifications for the period, after-tax	$—	$—	$321	$335

1.	Cost of goods sold.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

2.	Provision for (benefit from) income taxes from continuing operations.
3.

These accumulated other comprehensive loss components are included in the computation of net periodic benefit cost of the company’s pension and other benefit plans. See Note 18 for additional information.

4.	Sundry income (expense) — net.

The tax benefit recorded in Stockholders’ Equity was $33 million for the year ended December 31, 2016. Included in the amount was a tax benefit of $21 million for the year ended December 31, 2016 associated with stock compensation programs. The remainder consists of amounts recorded within other comprehensive loss as shown in the table above.

NOTE 18 — PENSION PLANS AND OTHER POST EMPLOYMENT BENEFITS

The company offers various long-term benefits to its employees. Where permitted by applicable law, the company reserves the right to change, modify or discontinue the plans.

As a result of the Merger, the company re-measured its pension and OPEB plans. The remeasurement of the company’s pension and OPEB plans is included in the fair value measurement of Historical DuPont’s assets and liabilities as a result of the application of purchase accounting in connection with the Merger. In addition, net losses and prior service benefits recognized in accumulated other comprehensive loss were eliminated. Historical Dow and Historical DuPont did not merge their pension plans and OPEB plans as a result of the Merger. See Note 3 for details on the Merger.

Defined Benefit Pension Plans

The company has both funded and unfunded noncontributory defined benefit pension plans covering a majority of the U.S. employees and a number of other countries. The principal U.S. pension plan is the largest pension plan held by Historical DuPont. Most employees hired on or after January 1, 2007 are not eligible to participate in the U.S. defined benefit pension plans. The benefits under these plans are based primarily on years of service and employees’ pay near retirement. In November 2016, the company announced that it will freeze the pay and service amounts used to calculate pension benefits for active employees who participate in the U.S. pension plans on November 30, 2018. Therefore, as of November 30, 2018, employees participating in the U.S. pension plans no longer accrue additional benefits for future service and eligible compensation received. These changes resulted in a $527 million decline in the projected benefit obligation, which is reflected in actuarial loss (gain) in the change in projected benefit obligations and recognition of a $25 million pre-tax curtailment gain during the fourth quarter of 2016. The decline in the projected benefit obligation is primarily due to the decrease in expected future compensation.

The company’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of the company’s non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded. The company made a discretionary contribution of $1,100 million in the third quarter of 2018 to its principal U.S. pension plan. During the period January 1 through August 31, 2017, the company made total contributions of $2,900 million to its principal U.S. pension plan funded through the May 2017 Debt Offering; short-term borrowings, including commercial paper issuance; and cash flow from operations. See Note 15 for further discussion related to the May 2017 Debt Offering. The company contributed $230 million to the principal U.S. pension plan in 2016. The company does not expect to make cash contributions to this plan in 2019.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The company made total contributions of $103 million, $34 million, $67 million and $121 million to its funded pension plans other than the principal U.S. pension plan for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. Additionally, the company made total contributions of $105 million, $34 million, $57 million and $184 million to its remaining plans with no plan assets for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. Historical DuPont expects to contribute approximately $190 million to its funded pension plans other than the principal U.S. pension plan and its remaining plans with no plan assets in 2019.

The company’s remeasurement of its pension plans at the Merger Effectiveness Time resulted in an increase in the underfunded status of $560 million. In connection with the remeasurement, the company updated the weighted average discount rate to 3.42 percent at August 31, 2017 from 3.80 percent as of December 31, 2016.

The workforce reductions in 2016 related to a 2016 global cost savings and restructuring plan triggered curtailments for certain of the company’s pension plans, including the principal U.S. pension plan. For the principal U.S. pension plan, the company recorded curtailment losses of $63 million during the year ended December 31, 2016. The curtailment losses were driven by the changes in the benefit obligation based on the demographics of the terminated positions partially offset by accelerated recognition of a portion of the prior service benefit.

In the fourth quarter 2016, about $550 million of lump-sum payments were made from the principal U.S. pension plan trust fund to a group of separated, vested plan participants who were extended a limited-time opportunity and voluntarily elected to receive their pension benefits in a single lump-sum payment. In the fourth quarter 2017, about $140 million of lump-sum payments were made from the principal U.S. pension plan trust fund under a similar program. Since the company recognizes pension settlements only when the lump-sum payments exceed the sum of the plan’s service and interest cost components of net periodic pension cost for the year, these lump-sum payments did not result in the recognition of a pension settlement charge.

The weighted-average assumptions used to determine pension plan obligations for all pension plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2018	December 31, 2017
Discount rate	3.94%	3.37%
Rate of increase in future compensation levels [1]	2.90%	4.04%

1.

The rate of compensation increase represents the single annual effective salary increase that an average plan participant would receive during the participant’s entire career at the company. The December 31, 2018 rate is only applicable for non-U.S. pension plans since employees who participate in the U.S. pension plans no longer accrue additional benefits for future service and eligible compensation as of November 30, 2018.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The weighted-average assumptions used to determine net periodic benefit costs for all pension plans are summarized in the two tables below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	Successor		Predecessor
	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Discount rate	3.38%	3.42%	3.80%	3.77%
Rate of increase in future compensation levels	4.04%	3.80%	3.80%	3.96%
Expected long-term rate of return on plan assets	6.19%	6.24%	7.66%	7.74%

The weighted-average assumptions used to determine net periodic benefit costs for U.S. plans are summarized in the table below:

Weighted- Average Assumptions used to Determine Net Periodic Benefit Cost	Successor		Predecessor
	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Discount rate	3.65%	3.73%	4.16%	4.04%
Rate of increase in future compensation levels	4.25%	3.95%	3.95%	4.15%
Expected long-term rate of return on plan assets	6.25%	6.25%	8.00%	8.00%

Other Post Employment Benefits

The company provides medical, dental and life insurance benefits to certain pensioners and survivors. The associated plans for retiree benefits are unfunded and the cost of the approved claims is paid from company funds. Essentially all of the cost and liabilities for these retiree benefit plans are attributable to the U.S. benefit plans. The non-Medicare eligible retiree medical plan is contributory with pensioners and survivors’ contributions adjusted annually to achieve a 50/50 target for sharing of cost increases between the company and pensioners and survivors. In addition, limits are applied to Historical DuPont’s portion of the retiree medical cost coverage. For Medicare eligible pensioners and survivors, Historical DuPont provides a company-funded Health Reimbursement Arrangement (“HRA”). In November 2016, the company announced that eligible employees who will be under the age of 50 as of November 30, 2018 will not receive post-retirement medical, dental and life insurance benefits. As a result of these changes, the company recognized a pre-tax curtailment gain of $357 million during the fourth quarter of 2016. Beginning January 1, 2015, eligible employees who retire on and after that date will receive the same life insurance benefit payment, regardless of employee’s age or pay. The majority of U.S. employees hired on or after January 1, 2007 are not eligible to participate in the post-retirement medical, dental and life insurance plans.

The company also provides disability benefits to employees. Employee disability benefit plans are insured in many countries. However, primarily in the U.S., such plans are generally self-insured. Obligations and expenses for self-insured plans are reflected in the change in projected benefit obligations table on page F-64.

The company’s remeasurement of its OPEB plans at the Merger Effectiveness Time resulted in an increase in the benefit obligation of $41 million. In connection with the remeasurement, the company lowered the weighted average discount rate to 3.62 percent as of August 31, 2017 from 4.03 percent as of December 31, 2016.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

As a result of the workforce reductions related to a 2016 global cost savings and restructuring plan, a curtailment was triggered for the company’s OPEB plans. The company recorded curtailment gains of $35 million during the year ended December 31, 2016. The curtailment gains were driven by accelerated recognition of a portion of the prior service benefit partially offset by the change in the benefit obligation based on the demographics of the terminated positions.

The company’s OPEB plans are unfunded and the cost of the approved claims is paid from operating cash flows. Pre-tax cash requirements to cover actual net claims costs and related administrative expenses were $216 million, $59 million, $166 million, and $218 million for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. Changes in cash requirements reflect the net impact of higher per capita health care costs, demographic changes, plan amendments and changes in participant premiums, co-pays and deductibles. In 2019, the company expects to contribute approximately $240 million for its OPEB plans.

The weighted-average assumptions used to determine benefit obligations for OPEB plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2018	December 31, 2017
Discount rate	4.23%	3.56%

The weighted-average assumptions used to determine net periodic benefit costs for the OPEB plans are summarized in the two tables below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	Successor		Predecessor
	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Discount rate	3.56%	3.62%	4.03%	3.87%

Assumed Health Care Cost Trend Rates	December 31, 2018	December 31, 2017
Health care cost trend rate assumed for next year	7.50%	6.40%
Rate to which the cost trend rate is assumed to decline (the ultimate health care trend rate)	5.00%	5.00%
Year that the rate reached the ultimate health care cost trend rate	2028	2023

Assumptions

Within the U.S., the company determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The company’s historical experience with the pension fund asset performance is also considered. For non-U.S. plans, assumptions reflect economic assumptions applicable to each country.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Historical DuPont calculates service costs and interest costs by applying individual spot rates from a yield curve (based on high-quality corporate bond yields) to the separate expected cash flows components of service cost and interest cost. Service cost and interest cost for all other plans are determined on the basis of the single equivalent discount rates derived in determining those plan obligations.

The discount rates utilized to measure the pension and other post employment obligations are based on the yield on high-quality corporate fixed income investments at the measurement date. Future expected actuarially determined cash flows are individually discounted at the spot rates under the Aon AA_Above Median yield curve (based on high-quality corporate bond yields) to arrive at the plan’s obligations as of the measurement date. For non-U.S. benefit plans, historically the company utilized prevailing long-term high quality corporate bond indices to determine the discount rate, applicable to each country, at the measurement date. For the 2018 measurement date, the company adopted Aon AA corporate bond rates to determine the discount rate, applicable to each country, at the 2018 measurement date.

In October 2014, the U.S. Society of Actuaries (“SOA”) released final reports of new mortality tables and a mortality improvement scale for measurement of retirement program obligations in the U.S. The SOA publishes updated mortality improvement scales on an annual basis. The company adopts the most recent available mortality improvement scale from the SOA in measuring its U.S. pension and other postretirement benefit obligations. The effect of these adoptions is amortized into net periodic benefit cost for the years following the adoption.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Summarized information on the company’s pension and other post employment benefit plans is as follows:

Change in Projected Benefit Obligations, Plan Assets and Funded Status	Defined Benefit Pension Plans			Other Post Employment Benefits
	Successor		Predecessor	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017 [1]	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017 [1]	For the Period January 1 through August 31, 2017
Change in benefit obligations:
Benefit obligation at beginning of the period	$25,550	$26,036	$24,831	$2,810	$2,772	$2,829
Service cost	131	49	92	9	3	6
Interest cost	752	247	524	85	26	60
Plan participants’ contributions	10	6	8	38	12	26
Actuarial (gain) loss	(1,078)	(23)	—	(172)	68	—
Benefits paid [2]	(1,747)	(730)	(1,118)	(254)	(71)	(192)
Plan amendments	17	—	—	—	—	—
Net effects of acquisitions / divestitures / other	(12)	22	—	—	—	—
Effect of foreign exchange rates	(209)	(57)	429	(2)	—	2

Benefit obligations at end of the period	$23,414	$25,550	$24,766	$2,514	$2,810	$2,731

Change in plan assets:
Fair value of plan assets at beginning of the period	$20,284	$20,395	$16,656	$—	$—	$—
Actual return on plan assets	(782)	549	846	—	—	—
Employer contributions	1,308	68	3,024	216	59	166
Plan participants’ contributions	10	6	8	38	12	26
Benefits paid [2]	(1,747)	(730)	(1,118)	(254)	(71)	(192)
Net effects of acquisitions / divestitures / other	(7)	29	—	—	—	—
Effect of foreign exchange rates	(148)	(33)	269	—	—	—

Fair value of plan assets at end of the period	$18,918	$20,284	$19,685	$—	$—	$—

Funded status
U.S. plan with plan assets	$(2,890)	$(3,628)	$(3,277)	$—	$—	$—
Non-U.S. plans with plan assets	(488)	(447)	(609)	—	—	—
All other plans [3,4]	(1,118)	(1,191)	(1,187)	(2,514)	(2,810)	(2,731)
Plans of discontinued operations	—	—	(8)	—	—	—

Funded status at end of the period	$(4,496)	$(5,266)	$(5,081)	$(2,514)	$(2,810)	$(2,731)

1.	The benefit obligation and the fair value of plan assets at the beginning of the period September 1 through December 31, 2017, reflects the remeasurement of the plans at the Merger Effectiveness Time.
2.

In the fourth quarter of 2017, about $140 million of lump-sum payments were made from the principal U.S. pension plan trust fund to a group of separated, vested plan participants who were extended a limited-time opportunity and voluntarily elected to receive their pension benefits in a single lump-sum payment.

3.

As of December 31, 2018, and December 31, 2017, $349 million and $389 million respectively of the benefit obligations are supported by funding under the Trust agreement, defined in the “Trust Assets” section below.

4.	Includes pension plans maintained around the world where funding is not customary.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Defined Benefit Pension Plans		Other Post Employment Benefits
(In millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Amounts recognized in the Consolidated Balance Sheets:
Other Assets	$11	$47	$—	$—
Accrued and other current liabilities	(95)	(86)	(243)	(250)
Pension and other post employment benefits — noncurrent	(4,412)	(5,227)	(2,271)	(2,560)

Net amount recognized	$(4,496)	$(5,266)	$(2,514)	$(2,810)

Pretax amounts recognized in accumulated other comprehensive loss (income):
Net loss (gain)	$737	$(165)	$(104)	$68
Prior service cost	17	—	—	—

Pretax balance in accumulated other comprehensive loss (income) at end of year	$754	$(165)	$(104)	$68

The significant gain related to the change in benefit obligations for the period ended December 31, 2018 is mainly due to the increasing interest rate environment. The weighted-average discount rates used in developing the December 31, 2018 benefit obligations are higher than the rates used in valuing the December 31, 2017 benefit obligations. The 2017 actuarial loss in the predecessor period was eliminated at Merger Effective Date.

The accumulated benefit obligation for all pensions plans was $23.1 billion and $25.1 billion at December 31, 2018 and 2017, respectively.

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets (In millions)	December 31, 2018	December 31, 2017
Projected benefit obligations	$23,143	$25,254
Fair value of plan assets	18,636	19,941

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets (In millions)	December 31, 2018	December 31, 2017
Accumulated benefit obligations	$22,185	$24,315
Fair value of plan assets	17,901	19,335

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Defined Benefit Pension Plans				Other Post Employment Benefits
(In millions)	Successor		Predecessor		Successor		Predecessor
Components of net periodic benefit cost (credit) and amounts recognized in other comprehensive loss	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Net Periodic Benefit Cost:
Service cost	$131	$49	$92	$174	$9	$3	$6	$11
Interest cost	752	247	524	800	85	26	60	87
Expected return on plan assets	(1,202)	(407)	(824)	(1,320)	—	—	—	—
Amortization of unrecognized loss	7	—	506	822	—	—	61	78
Amortization of prior service benefit	—	—	(3)	(6)	—	—	(46)	(134)
Curtailment (gain) loss	(11)	—	—	40	—	—	—	(392)
Settlement loss	1	—	—	62	—	—	—	—

Net periodic (credit) benefit cost — Total	$(322)	$(111)	$295	$572	$94	$29	$81	$(350)

Less: Discontinued operations	—	1	3	—	—	—	—	—

Net periodic (credit) benefit cost — Continuing operations	$(322)	$(112)	$292	$572	$94	$29	$81	$(350)

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net loss (gain)	$906	$(165)	$(22)	$570	$(172)	$68	$—	$153
Amortization of unrecognized loss	(7)	—	(506)	(822)	—	—	(61)	(78)
Prior service cost (benefit)	17	—	—	—	—	—	—	(28)
Amortization of prior service benefit	—	—	3	6	—	—	46	134
Curtailment (loss) gain	—	—	—	(40)	—	—	—	392
Settlement gain (loss)	2	—	—	(62)	—	—	—	—
Effect of foreign exchange rates	1	—	133	(138)	—	—	—	—

Total loss (benefit) recognized in other comprehensive loss, attributable to Historical DuPont	$919	$(165)	$(392)	$(486)	$(172)	$68	$(15)	$573

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$597	$(276)	$(97)	$86	$(78)	$97	$66	$223

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

In accordance with adopted ASU No. 2017-07, service costs are included in cost of goods sold, research and development expense and selling, general and administrative expenses in the Consolidated Statements of Operations. Non-service related components of net periodic benefit (credit) cost are included in sundry income (expense)—net in the Consolidated Statements of Operations. See Notes 1, 2 and 8 for additional information.

Estimated Future Benefit Payments

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2018 (In millions)	Defined Benefit Pension Plans	Other Post Employment Benefits
2019	$1,648	$240
2020	1,613	235
2021	1,597	226
2022	1,574	219
2023	1,556	210
Years 2024-2028	7,437	861

Total	$15,425	$1,991

Plan Assets

All pension plan assets in the U.S. are invested through a single master trust fund. The strategic asset allocation for this trust fund is approved by management. The general principles guiding U.S. pension asset investment policies are those embodied in the Employee Retirement Income Security Act of 1974 (“ERISA”). These principles include discharging Historical DuPont’s investment responsibilities for the exclusive benefit of plan participants and in accordance with the “prudent expert” standard and other ERISA rules and regulations. Historical DuPont establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset liability studies are utilized in this process. U.S. plan assets and a portion of non-U.S. plan assets are managed by investment professionals employed by Historical DuPont. The remaining assets are managed by professional investment firms unrelated to the company. Historical DuPont’s pension investment professionals have discretion to manage the assets within established asset allocation ranges approved by management of the company. Additionally, pension trust funds are permitted to enter into certain contractual arrangements generally described as “derivatives”. Derivatives are primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

In connection with pension contributions of $2,900 million to its principal U.S. pension plan during the period of January 1, 2017 through August 31, 2017, an investment policy study was completed for the principal U.S. pension plan. The study resulted in new target asset allocations being approved for the U.S. pension plan with resulting changes to the expected return on plan assets. The long-term rate of return on assets decreased from 8 percent to 6.25 percent.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The weighted-average target allocation for plan assets of the company’s pension plans is summarized as follows:

Target Allocation for Plan Assets Asset Category	December 31, 2018	December 31, 2017
U.S. equity securities	19%	17%
Non-U.S. equity securities	16	18
Fixed income securities	50	50
Hedge funds	2	2
Private market securities	8	8
Real estate	3	3
Cash and cash equivalents	2	2

Total	100%	100%

Global equity securities include varying market capitalization levels. U.S. equity investments are primarily large-cap companies. Global fixed income investments include corporate-issued, government-issued and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. U.S. fixed income investments are weighted heavier than non-U.S. fixed income securities. Other investments include cash and cash equivalents, hedge funds, real estate and private market securities such as interests in private equity and venture capital partnerships.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers, fund managers, or investment contract issuers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate. Where available, audited financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The tables below present the fair values of the company’s pension assets by level within the fair value hierarchy, as described in Note 1:

Basis of Fair Value Measurements For the year ended December 31, 2018 (In millions)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,824	$1,824	$—	$—
U.S. equity securities [1]	3,537	3,521	2	14
Non-U.S. equity securities	2,582	2,565	15	2
Debt — government-issued	3,659	211	3,448	—
Debt — corporate-issued	3,037	253	2,770	14
Debt — asset-backed	721	39	682	—
Hedge funds	162	162	—	—
Private market securities	1	—	—	1
Real estate	336	243	—	93
Derivatives — asset position	10	1	9	—
Derivatives — liability position	(18)	—	(18)	—
Other	206	—	—	206

Subtotal	$16,057	$8,819	$6,908	$330

Investments measured at net asset value
Debt — government issued	208
Hedge funds	678
Private market securities	1,861
Real estate funds	112

Total investments measured at net asset value	$2,859
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	210
Pension trust payables [3]	(208)

Total	$18,918

1.	The Historical DuPont pension plans directly held $684 million ( 4 percent of total plan assets) of DowDuPont common stock at December 31, 2018.
2.	Primarily receivables for investments securities sold.
3.	Primarily payables for investment securities purchased

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Basis of Fair Value Measurements For the year ended December 31, 2017 (In millions)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$3,057	$3,057	$—	$—
U.S. equity securities [1]	4,043	4,012	14	17
Non-U.S. equity securities	3,064	2,866	195	3
Debt — government-issued	3,263	497	2,766	—
Debt — corporate-issued	3,181	270	2,884	27
Debt — asset-backed	706	17	687	2
Hedge funds	85	—	83	2
Private market securities	14	—	—	14
Real estate	342	239	7	96
Derivatives — asset position	24	3	21	—
Derivatives — liability position	(16)	—	(16)	—
Other	2	—	2	—

Subtotal	$17,765	$10,961	$6,643	$161

Investments measured at net asset value
Hedge funds	747
Private market securities	1,383
Real estate funds	437

Total investments measured at net asset value	$2,567
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	127
Pension trust payables [3]	(175)

Total	$20,284

1.	The Historical DuPont pension plans directly held $910 million ( 4 percent of total plan assets) of DowDuPont common stock at December 31, 2017.
2.	Primarily receivables for investments securities sold.
3.	Primarily payables for investment securities purchased

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes the changes in fair value of Level 3 pension plan assets for the periods January 1 through August 31, 2017 and September 1 through December 31, 2017, and the year ended December 31, 2018:

Fair Value Measurement of Level 3 Pension Plan Assets (In millions)	U.S. equity securities	Non-U.S. equity securities	Debt – corporate- issued	Debt- asset- backed	Hedge funds	Private market securities	Real estate	Other	Total
Predecessor
Balance at January 1, 2017	$18	$1	$39	$—	$—	$42	$98	$—	$198
Actual return on assets:
Relating to assets sold during the period January 1 through August 31, 2017	(1)	2	(20)	—	—	—	—	—	(19)
Relating to assets held at August 31, 2017	(7)	(2)	22	—	—	(5)	7	—	15
Purchases, sales and settlements, net	6	1	(1)	—	—	1	(7)	—	—
Transfers in (out) of Level 3, net	—	—	6	2	—	(21)	—	—	(13)

Balance at August 31, 2017	$16	$2	$46	$2	$—	$17	$98	$—	$181

Successor
Balance at September 1, 2017	$16	$2	$46	$2	$—	$17	$98	$—	$181
Actual return on assets:
Relating to assets sold during the period September 1 through December 31, 2017	—	—	(3)	—	—	—	—	—	(3)
Relating to assets held at December 31, 2017	1	(1)	5	—	—	(3)	4	—	6
Purchases, sales and settlements, net	—	2	(21)	—	2	—	(6)	—	(23)

Balance at December 31, 2017	$17	$3	$27	$2	$2	$14	$96	$—	$161

Actual return on assets:
Relating to assets sold during the year ended December 31, 2018	(1)	(4)	(80)	—	—	—	2	—	(83)
Relating to assets held at December 31, 2018	(4)	3	87	—	—	(3)	—	(11)	72
Purchases, sales and settlements, net	3	—	(15)	—	—	—	(3)	217	202
Transfers out of Level 3, net	(1)	—	(5)	(2)	(2)	(10)	(2)	—	(22)

Balance at December 31, 2018	$14	$2	$14	$—	$—	$1	$93	$206	$330

Trust Assets

Historical DuPont entered into a trust agreement in 2013 (as amended and restated in 2017) that established and requires Historical DuPont to fund the Trust for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the Merger was a change in control event. As a result, in November 2017, Historical DuPont contributed $571 million to the Trust. In the fourth quarter of 2017, $13 million was distributed to Historical DuPont according to the Trust agreement and at December 31, 2017, the balance in the Trust was $558 million. During the year ended December 31, 2018, $68 million was distributed to Historical DuPont according to the Trust agreement and at December 31, 2018, the balance in the Trust was $500 million.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Defined Contribution Plans

Historical DuPont provides defined contribution benefits to its employees. The most significant is the U.S. Retirement Savings Plan (“the Plan”), which covers all U.S. full-service employees. This Plan includes a non-leveraged Employee Stock Ownership Plan (“ESOP”). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of the company. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of Historical DuPont may participate. Currently, Historical DuPont contributes 100 percent of the first 6 percent of the employee’s contribution election and also contributes 3 percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

Historical DuPont’s contributions to the Plan were $183 million, $53 million, $129 million and $187 million for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. Historical DuPont’s matching contributions vest immediately upon contribution. The 3 percent nonmatching company contribution vests after employees complete three years of service. In addition, Historical DuPont made contributions to other defined contribution plans of $51 million, $17 million, $33 million and $33 million for the year ended December 31, 2018, for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. Included in Historical DuPont’s contributions are amounts related to discontinued operations of $1 million, $5 million and $6 million for periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively.

NOTE 19 — STOCK-BASED COMPENSATION

The company’s Equity Incentive Plan (“EIP”), as amended and restated effective August 31, 2017, provides for equity-based and cash incentive awards to certain employees, directors, and consultants. All outstanding Historical DuPont equity awards as of the Merger date were converted into equity awards with respect to DowDuPont Common Stock. The previous Historical DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock and had a fair value of approximately $629 million at the Merger closing date, which included $485 million as consideration exchanged and $144 million (included $23 million of incremental expense as a result of the conversion) that is being amortized to stock compensation expense over the remaining vesting period of the awards. The fair values of the converted awards were based on valuation assumptions developed by management and other information including, but not limited to, historical volatility and dividend yield of Historical DuPont and Historical Dow. Historical DuPont and Historical Dow did not merge their equity and incentive plans as a result of the Merger.

Under the amended EIP, the maximum number of shares reserved for the grant or settlement of awards is 110 million shares, provided that each share in excess of 30 million that is issued with respect to any award that is not an option or stock appreciation right will be counted against the 110 million share limit as four and one-half shares. At December 31, 2018, approximately 30 million shares were authorized for future grants under the EIP. The company satisfies stock option exercises and vesting of time-vested restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) with newly issued shares of DowDuPont Common Stock.

The total stock-based compensation cost included in continuing operations within the Consolidated Statement of Operations was $156 million, $33 million, $85 million and $118 million for the year ended December 31, 2018, for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively. The income tax benefits related to stock-based compensation arrangements were $33 million, $12 million, $49 million and $39 million for the year ended December 31, 2018,

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively.

The compensation committee determines the long-term incentive mix, including stock options, RSUs and PSUs and may authorize new grants annually. The company estimates expected forfeitures.

Stock Options

The exercise price of shares subject to option is equal to the market price of DowDuPont’s stock on the date of grant. All options vest serially over a three -year period. Stock option awards granted between 2010 and 2015 expire seven years after the grant date and options granted between 2016 and 2018 expire ten years after the grant date. The plan allows retirement-eligible employees to retain any granted awards upon retirement provided the employee has rendered at least six months of service following grant date.

The weighted-average grant-date fair value of options granted for the year ended December 31, 2018, the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016 was $15.46, $28.56, $16.65, and $13.40, respectively.

To measure the fair value of the awards on the date of grant, the company used the Black-Scholes option pricing model and the following assumptions:

Weighted-Average Assumptions	Successor		Predecessor
	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Dividend yield	2.1%	2.2%	2.0%	2.6%
Expected volatility	23.3%	23.59%	23.21%	28.27%
Risk-free interest rate	2.8%	2.1%	2.3%	1.8%
Expected life of stock options granted during period (years)	6.2	7.2	7.2	7.2

In the Successor periods, the company determined the dividend yield by dividing the annualized dividend on DowDuPont’s Common Stock by the option exercise price. In the Predecessor periods, the company determined the dividend yield by dividing the annual dividend on Historical DuPont’s stock by the option exercise price. A historical daily measurement of volatility is determined based on the expected life of the option granted. In the Successor periods, the measurement of volatility used DowDuPont stock information after the Merger date, and a weighted average of Historical Dow and Historical DuPont stock information prior to Merger date. In the Predecessor periods, the measurement of volatility used Historical DuPont stock information.

The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury note with a term equal to the expected life of the option granted. Expected life is determined by reference to the company’s historical experience.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes stock option activity for the year ended December 31, 2018 under the EIP:

Stock Options	For the Year Ended December 31, 2018
	Number of Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2018	15,889	$48.43
Granted	3,251	71.85
Exercised	(1,920)	44.49
Forfeited/Expired	(141)	56.63

Outstanding at December 31, 2018	17,079	$53.26	4.77	$909,699

Exercisable at December 31, 2018	12,103	$48.14	3.17	$582,700

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options at period end. Total intrinsic value of options exercised for the year ended December 31, 2018, for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016 were $50 million, $19 million, $108 million and $86 million, respectively. For the year ended December 31, 2018, the company realized tax benefits from options exercised of $10 million.

As of December 31, 2018, $32 million of total unrecognized pre-tax compensation expense related to nonvested stock options is expected to be recognized over a weighted-average period of 1.8 years.

Restricted Stock Units and Performance Deferred Stock

The company issues nonvested RSUs that serially vest over a three -year period and, upon vesting, convert one -for-one to DowDuPont Common Stock. A retirement-eligible employee retains any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date. Additional RSUs are also granted periodically to key senior management employees. These RSUs generally vest over periods ranging from three to five years. The fair value of all stock-settled RSUs is based upon the market price of the underlying common stock as of the grant date. The awards have the same terms and conditions as were applicable to such equity awards immediately prior to the Merger closing date.

The company grants PSUs to senior leadership. As a result of the Merger, the EIP provisions required PSUs to be converted into RSUs based on the number of PSUs that would vest by assuming that target levels of performance are achieved. Service requirements for vesting in the RSUs replicate those inherent in the exchanged PSUs.

Vesting for PSUs granted in 2016 and for the period January 1, 2017 through August 31, 2017 was based upon total shareholder return (“TSR”) relative to peer companies. Vesting for PSUs granted in 2015 was equally based upon change in operating net income relative to target and TSR relative to peer companies. Operating net income is net income attributable to Historical DuPont excluding income from discontinued operations after taxes, significant after tax benefits (charges), and non-operating pension and OPEB costs. Non-operating pension and OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component. Performance and payouts are determined independently for each metric. The actual award, delivered as DowDuPont Common Stock, can range from zero percent to 200 percent of the

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

original grant. The weighted-average grant-date fair value of PSUs granted for the period January 1 through August 31, 2017, subject to the TSR metric, was $91.56, and estimated using a Monte Carlo simulation. The weighted-average grant-date fair value of the PSUs, subject to the revenue metric, was based upon the market price of the underlying common stock as of the grant date.

In accordance with the Merger Agreement, PSUs converted to RSUs based on an assessment of the underlying market conditions in the PSUs at the greater of target or actual performance levels as of the closing date. As the actual performance levels were not in excess of target as of the closing date, all PSUs converted to RSUs based on target and there was no incremental benefit from the Merger Agreement when compared to Historical DuPont’s EIP.

In November 2017, DowDuPont granted PSUs to senior leadership that vest partially based on the realization of cost savings in connection with the DowDuPont Cost Synergy Program, as well as DowDuPont’s ability to complete the Intended Business Separations. Performance and payouts are determined independently for each metric. The actual award, delivered in DowDuPont Common Stock, can range from zero percent to 200 percent of the original grant. The weighted-average grant-date fair value of the PSUs granted in November 2017 of $71.16 was based upon the market price of the underlying common stock as of the grant date. There were no PSUs granted for the year ended December 31, 2018.

Nonvested awards of RSUs and PSUs are shown below.

	For the Year Ended December 31, 2018
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value (per share)
Nonvested at January 1, 2018	4,198	$68.28
Granted	965	70.37
Vested	(1,904)	67.49
Forfeited	(112)	66.86

Nonvested at December 31, 2018	3,147	$68.18

The total fair value of stock units vested during for the year ended December 31, 2018, for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016 was $128 million, $9 million, $84 million and $83 million, respectively. The weighted-average grant-date fair value of stock units granted for the year ended December 31, 2018, for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016 was $70.37, $70.02, $76.41, and $59.50, respectively.

As of December 31, 2018, $71 million of total unrecognized pre-tax compensation expense related to RSUs and PSUs is expected to be recognized over a weighted average period of 1.45 years.

Other Cash-based Awards

Other cash-based awards resulted in compensation expense of $241 million, $83 million, $264 million and $295 million for the year ended December 31, 2018, for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, and the year ended December 31, 2016, respectively, included in income from continuing operations within the Consolidated Statement of Operations.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 20 — FINANCIAL INSTRUMENTS

At December 31, 2018, the company had $3,551 million ( $5,205 million at December 31, 2017) of held-to-maturity securities (primarily time deposits and money market funds) classified as cash equivalents, as these securities had maturities of three months or less at the time of purchase; and $34 million ( $952 million at December 31, 2017) of held-to-maturity securities (primarily time deposits) classified as marketable securities as these securities had maturities of more than three months to less than 1 year at the time of purchase. The company’s investments in held-to-maturity securities are held at amortized cost, which approximates fair value. These securities are included in cash and cash equivalents, marketable securities, and other current assets in the consolidated balance sheets.

Available-for-sale securities are reported at estimated fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss. There were no sales of available-for-sale securities for the year ended December 31, 2018 or for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017. The proceeds from the sale of available-for-sale securities for the year ended December 31, 2016 were $788 million.

Derivative Instruments

Objectives and Strategies for Holding Derivative Instruments

In the ordinary course of business, the company enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency, interest rate and commodity price risks. The company has established a variety of derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by the Corporate Financial Risk Management Committee, consistent with the company’s financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. The company has not designated any nonderivatives as hedging instruments.

The company’s financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and major commodity exchanges. The company is exposed to credit loss in the event of nonperformance by these counterparties. The company utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. The company anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The notional amounts of the company’s derivative instruments were as follows:

Notional Amounts (In millions)	December 31, 2018	December 31, 2017
Derivatives designated as hedging instruments:
Commodity contracts	$525	$587
Derivatives not designated as hedging instruments:
Foreign currency contracts	2,057	3,922
Commodity contracts	9	6

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Foreign Currency Risk

The company’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign currency rate changes. Accordingly, the company enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency-denominated assets, liabilities, commitments and cash flows.

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on these contracts offset changes in the USD value of the related foreign currency-denominated revenues. The objective of the hedge program is to reduce earnings and cash flow volatility related to changes in foreign currency exchange rates.

Commodity Price Risk

Commodity price risk management programs serve to reduce exposure to price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal. The company enters into over-the-counter and exchange-traded derivative commodity instruments to hedge the commodity price risk associated with agricultural commodity exposures.

Derivatives Designated as Cash Flow Hedges

Commodity Contracts

The company enters into over-the-counter and exchange-traded derivative commodity instruments, including options, futures and swaps, to hedge the commodity price risk associated with agriculture commodity exposures.

While each risk management program has a different time maturity period, most programs currently do not extend beyond the next two -year period. Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. Reclassifications are made sooner if it appears that a forecasted transaction is not probable of occurring.

The following table summarizes the after-tax effect of cash flow hedges on accumulated other comprehensive loss:

	Successor		Predecessor
(In millions)	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Beginning balance	$(2)	$—	$7	$(24)
Additions and revaluations of derivatives designated as cash flow hedges	(19)	(2)	3	20
Clearance of hedge results to earnings	(5)	—	(13)	11

Ending balance	$(26)	$(2)	$(3)	$7

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

At December 31, 2018, an after-tax net loss of $9 million is expected to be reclassified from accumulated other comprehensive loss into earnings over the next twelve months.

Derivatives not Designated in Hedging Relationships

Foreign Currency Contracts

The company routinely uses forward exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated revenues.

Commodity Contracts

The company utilizes options, futures and swaps that are not designated as hedging instruments to reduce exposure to commodity price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal.

Fair Value of Derivative Instruments

The presentation of the company’s derivative assets and liabilities is as follows:

		December 31, 2018
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Condensed Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$72	$(35)	$37

Total asset derivatives		$72	$(35)	$37

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$21	$(15)	$6

Total liability derivatives		$21	$(15)	$6

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

		December 31, 2017
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Condensed Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$46	$(37)	$9

Total asset derivatives		$46	$(37)	$9

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$79	$(32)	$47

Total liability derivatives		$79	$(32)	$47

1.

Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty. The company held cash collateral of $20 million and $5 million as of December 31, 2018 and 2017, respectively.

Effect of Derivative Instruments

	Amount of Gain (Loss) Recognized in OCI [1] — Pre Tax
	Successor		Predecessor
(In millions)	Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended December 31, 2016
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts	$(24)	$3	$5	$32

Total derivatives designated as hedging instruments	$(24)	$3	$5	$32

Total derivatives	$(24)	$3	$5	$32

1.	OCI is defined as other comprehensive income (loss).

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Amount of Gain (Loss) Recognized in Income — Pre Tax [1]
	Successor		Predecessor
(In millions)	Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended December 31, 2016
Derivatives designated as hedging instruments:
Cash flow hedges:
Commodity contracts [2]	$6	$—	$21	$(18)

Total derivatives designated as hedging instruments	$6	$—	$21	$(18)

Derivatives not designated as hedging instruments:
Foreign currency contracts [4]	94	91	(431)	(304)
Foreign currency contracts [3]	—	—	—	(12)
Commodity contracts [2]	5	—	2	(11)

Total derivatives not designated as hedging instruments	99	91	(429)	(327)

Total derivatives	$105	$91	$(408)	$(345)

1.	For cash flow hedges, this represents the portion of the gain (loss) reclassified from accumulated OCI into income during the period.
2.	Recorded in cost of goods sold.
3.	Recorded in net sales.
4.

Gain recognized in sundry income (expense) — net was partially offset by the related gain on the foreign currency-denominated monetary assets and liabilities of the company’s operations. See Note 8 for additional information.

NOTE 21 — FAIR VALUE MEASUREMENTS

The following tables summarize the basis used to measure certain assets and liabilities at fair value on a recurring basis:

December 31, 2018 (In millions)	Significant Other Observable Inputs (Level 2)
Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$3,551
Marketable securities	34
Derivatives relating to: [2]
Foreign currency	72

Total assets at fair value	$3,657

Liabilities at fair value:
Long-term debt [3]	$6,100
Derivatives relating to: [2]
Foreign currency	21

Total liabilities at fair value	$6,121

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

December 31, 2017 (In millions)	Significant Other Observable Inputs (Level 2)
Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$5,205
Marketable securities	952
Derivatives relating to: [2]
Foreign currency	46

Total assets at fair value	$6,203

Liabilities at fair value:
Long-term debt [3]	$11,560
Derivatives relating to: [2]
Foreign currency	79

Total liabilities at fair value	$11,639

1.

Time deposits included in cash and cash equivalents and money market funds included in other current assets in the consolidated balance sheets are held at amortized cost, which approximates fair value.

2.	See Note 20 for the classification of derivatives in the consolidated balance sheets.
3.	See Note 15 for information on fair value measurements of long-term debt.

For assets and liabilities classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For assets and liabilities classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar, more liquid securities to imply the price. For time deposits classified as held-to-maturity investments and reported at amortized cost, fair value is based on an observable interest rate for similar securities. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For all other assets and liabilities for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models. See Note 20 for further information on the types of instruments used by the company for risk management.

There were no transfers between Levels 1 and 2 during the year ended December 31, 2018 or for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017.

For assets classified as Level 3 measurements, the fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity. The fair value of the company’s interests held in trade receivable conduits is determined by calculating the expected amount of cash to be received using the

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

key input of anticipated credit losses in the portfolio of receivables sold that have not yet been collected. Given the short-term nature of the underlying receivables, discount rate and prepayments are not factors in determining the fair value of the interests.

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis (In millions)	Significant Other Unobservable Inputs (Level 3)	Total Losses
2018
Assets at fair value:
Investment in nonconsolidated affiliates	$51	$(41)
Other intangible assets	$450	$(85)

2016
Assets at fair value:
Property, plant and equipment	$—	$(435)
Other intangible assets	$28	$(158)

During the third quarter of 2018, the company recorded a goodwill impairment charge related to its agriculture reporting unit. See Notes 6 and 14 for further discussion of these fair value measurements.

NOTE 22 — GEOGRAPHIC INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

	Net Sales
	Successor		Predecessor
(In millions)	Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended December 31, 2016
United States	$10,118	$2,086	$7,535	$9,500
Canada	767	139	583	669
EMEA [1]	6,275	1,689	3,927	5,251
Asia Pacific [2]	6,470	2,047	3,844	5,407
Latin America	2,649	1,092	1,392	2,382

Total	$26,279	$7,053	$17,281	$23,209

1.	Europe, Middle East, and Africa (EMEA).
2.	Net sales for China in the period September 1 through December 31, 2017 were $818 million. Net sales for China were less than 10 percent of consolidated net sales in all other periods presented.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Net Property
	Successor		Predecessor
(In millions)	2018	2017	2016
United States	$7,591	$7,708	$5,951
Canada	163	170	124
EMEA [1]	2,784	2,867	1,550
Asia Pacific	1,095	1,120	797
Latin America	553	570	429

Total	$12,186	$12,435	$8,851

1.	Europe, Middle East, and Africa (EMEA).

Refer to Note 5 for net sales by principal product line.

NOTE 23 — QUARTERLY FINANCIAL DATA

	2018 — Successor
In millions, except per share amounts (unaudited)	First	Second		Third	Fourth
Net sales	$6,699	$8,545		$5,294	$5,741
Cost of goods sold [1]	4,847	5,669		3,686	3,980
Restructuring and asset related charges — net [2]	97	91		182	115
Integration and separation costs	255	327		344	449
Goodwill impairment charge [3]	—	—		4,503	—
(Loss) income from continuing operations after income taxes	(216)[4]	514	[4]	(4,960)[4,5]	(351)[4,6]
Net (loss) income	(221)[7]	514		(4,960)	(351)
Net (loss) income attributable to Historical DuPont	(228)	513		(4,960)	(354)

	2017
	Predecessor				Successor
In millions, except per share amounts (unaudited)	First		Second	July 1 — Aug 31	Sept 1 — Sept 30	Fourth
Net sales	$7,319		$6,971	$2,991	$1,735	$5,318
Cost of goods sold	4,152		3,963	1,937	1,531 [1]	4,709	[1]
Restructuring and asset related charges — net [2]	152		160	11	40	140
Integration and separation costs [8]					71	243
Income (loss) from continuing operations after income taxes	1,178	[9,10]	722	(258)	(275)	1,362	[4]
Net income (loss) [11]	1,121		869	(229)	(295)	1,305
Net income (loss) attributable to Historical DuPont	1,113		862	(234)	(293)	1,303
Earnings (loss) per common share, continuing operations — basic [12]	1.35		0.82	(0.30)
Earnings (loss) per common share, continuing operations — diluted [12]	1.34		0.82	(0.30)

1.

Includes charges of $(360) million and $(1,109) million, $(703) million, $(682) million, $(109) million, and $(134) million during the period September 1 — September 30, 2017, fourth quarter 2017, first quarter 2018, second quarter 2018, third quarter 2018, and fourth quarter 2018, respectively, related to the amortization of inventory step-up as a result of the Merger and the acquisition of the H&N Business. See Note 3 for additional information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

2.	See Note 6 for additional information.
3.	See Note 14 for additional information.
4.

Includes a tax benefit of $2,262 million in the fourth quarter 2017 related to The Act and a benefit related to an internal entity restructuring associated with the Intended Business Separations. Includes tax (charges) benefits of $(102) million, $(7) million, $46 million, and $(167) million in the first quarter 2018, second quarter 2018, third quarter 2018, and fourth quarter 2018, respectively, related to The Act. See Note 9 for additional information.

5.

Includes a tax charge of $(75) million in the third quarter 2018 related to the establishment of a full valuation allowance against the net deferred tax asset position of a legal entity in Brazil. See Note 9 for additional information.

6.	Includes a loss on early extinguishment of debt of $(81) million in the fourth quarter 2018 related to the retirement of some of the company’s notes payable. See Note 15 for additional information.
7.	Includes loss from discontinued operations after taxes related to the Divested Ag Business of $(5) million in the first quarter 2018. See Note 4 for additional information.
8.

Integration and separation costs were $170 million, $201 million, and $210 million in the first quarter 2017, second quarter 2017, and the period July 1 — August 31, 2017, respectively. In the Predecessor periods, costs are recorded in selling, general and administrative expenses. See Note 3 for additional information.

9.

First quarter 2017 included a gain of $162 million recorded in sundry income — net associated with the sale of the company’s global food safety diagnostic business. See Note 4 for additional information.

10.

First quarter 2017 included a tax benefit of $53 million, as well as a $47 million benefit on associated accrued interest reversals (recorded in sundry income (expense) — net), related to a reduction in the company’s unrecognized tax benefits due to the closure of various tax statutes of limitations.

11.

Includes income (loss) from discontinued operations after taxes primarily related to the Divested Ag Business of $160 million, $137 million, $29 million, $(20) million, and $(57) million, in the first quarter 2017, second quarter 2017, the period July 1 — August 31, 2017, the period September 1 — September 30, 2017, and fourth quarter 2017, respectively. Additionally, includes income (loss) from discontinued operations after taxes primarily related to Chemours of $(217) million and $10 million, in the first quarter 2017 and second quarter 2017, respectively. See Note 4 for additional information.

12.	Due to quarterly changes in the share count and the allocation of income to participating securities, the sum of the four quarters may not equal the earnings per share amount calculated for the year.

NOTE 24 — SUBSEQUENT EVENTS

In February 2019, the company entered into a new committed receivable repurchase facility of up to $1,300 million (the “2019 Repurchase Facility”) which expires in December 2019. Under the 2019 Repurchase Facility, Historical DuPont may sell a portfolio of available and eligible outstanding customer notes receivables within the agriculture product line to participating institutions and simultaneously agree to repurchase at a future date. The 2019 Repurchase Facility is considered a secured borrowing with the customer notes receivables inclusive of those that are sold and repurchased, equal to 105 percent of the outstanding amounts borrowed utilized as collateral. Borrowings under the 2019 Repurchase Facility will have an interest rate of LIBOR + 75 percent.